Exhibit (a)(1)(A)

ACTEL CORPORATION

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS
FOR RESTRICTED STOCK UNITS

This document constitutes part of the prospectus relating
to the Actel Corporation 1986 Equity Incentive Plan covering securities that have been registered under the Securities Act of 1933, as amended.
December 1, 2005 as amended December 19, 2005

ACTEL CORPORATION
Offer to Exchange Certain
Outstanding Options for Restricted Stock Units

This offer and withdrawal rights will expire at 5:00 p.m., Pacific Time, on January 3, 2006, unless we extend them.

     By this offer, we are giving you the opportunity to exchange all of your outstanding options with an exercise price greater than or equal to $19.73 granted under Actel Corporation’s 1986 Equity Incentive Plan (formerly the 1986 Incentive Stock Option Plan (as amended and restated)), Actel Corporation’s 1995 Employee and Consultant Stock Plan, as amended and restated, GateField Corporation’s 1993 Stock Option Plan, GateField Corporation’s 1996 Stock Option Plan, as amended and GateField Corporation’s 1999 Stock Option Plan, whether vested or unvested, for restricted stock units. Restricted stock units are a promise by Actel to issue shares of Common Stock in the future, provided the vesting criteria are satisfied. You may participate in this offer if you are a United States employee of Actel Corporation or our subsidiaries (collectively referred to as Actel, we, our or us). However, John East (our President and Chief Executive Officer) and the non-employee members of our Board of Directors may not participate in this offer.
     Terms in italics in this introduction are the defined terms that we use throughout this offer to exchange. The definitions of these terms can be found on pages 3 and 4 of the Summary Term Sheet.
     If you participate in this offer, the number of restricted stock units you receive will depend on the exercise price of your exchanged options. By exchanged options, we mean any options that you exchange pursuant to this offer.
     If you participate in this offer, you must exchange all options granted to you with an exercise price per share greater than or equal to $19.73.
     The offer is conditioned upon a minimum of 3,000,000 options being tendered for exchange.
     We will grant restricted stock units on the same U.S. business date on which we cancel the exchanged options. We refer to this date as the restricted stock unit grant date. We expect the restricted stock unit grant date to be January 3, 2006.
     The vesting schedule of the restricted stock units will vary depending on the exercise price of the exchanged options and is detailed in Section 9 of this offer to exchange.
     Our Common Stock is traded on the Nasdaq National Market under the symbol “ACTL.” On November 18, 2005, the closing price of our Common Stock was $14.16 per share. You should evaluate current market quotes for our Common Stock, among other factors, before deciding to participate in this offer.
     See “Risks of Participating in the Offer” beginning on page 17 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT
     If you participate in this offer, you must complete and sign the attached election form and deliver it by facsimile to Jenny Tiscareño, our Manager, Compensation, Benefits and HRIS, at fax number (650) 318-2550 or hand deliver it to Jenny Tiscareño at Actel Corporation, 2061 Stierlin Court, Mountain View, CA 94043 before 5:00 p.m., Pacific Time, on January 3, 2006. Only responses that are complete, signed and actually received by Jenny Tiscareño by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail or other post and Federal Express are not permitted.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.
     You should direct questions about this offer to David L. Van De Hey, our Vice President and General Counsel, at:
David L. Van De Hey
Actel Corporation
2061 Stierlin Court
Mountain View, CA 94043-4655
(650) 318-4429
     You should direct requests for additional copies of this offer to exchange and the other option exchange program documents to Jenny Tiscareño, our Manager, Compensation, Benefits and HRIS, at:
Jenny Tiscareño
Actel Corporation
2061 Stierlin Court
Mountain View, CA 94043-4655
(650) 318-7564
Offer to Exchange dated December 1, 2005 as amended December 19, 2005.

     You should rely only on the information contained in this offer to exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the restricted stock units in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this offer to exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This offer to exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

SUMMARY TERM SHEET
     The following are answers to some of the questions that you may have about this offer. You should carefully read this entire offer, the accompanying letter from Barbara McArthur and David Van De Hey (our Vice President, Human Resources and Vice President and General Counsel respectively), dated December 1, 2005, and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this offer to exchange and the other offer documents. We have included in this summary references to other sections in this offer to help you find a more complete description of these topics.
     Terms in italics in Question and Answer 1 are the defined terms that are used throughout this offer to exchange. The definitions of these terms can be found at the bottom of Question and Answer 1 on S-3 and S-4 of this Summary Term Sheet.
Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible employees to exchange outstanding options for restricted stock units. The following is a brief summary of the terms of this offer:

Eligibility
•	All United States employees of Actel are eligible to participate if they are employees as of December 1, 2005, and remain employed through the date the exchanged options are cancelled. However, John East (our President and Chief Executive Officer) and the non-employee members of our Board of Directors may not participate. (See Section 1)

•	In order to receive a restricted stock unit, you must remain an employee through the restricted stock unit grant date, and in order to vest in your restricted stock unit, you must remain an employee or other service provider through each relevant vesting date. (See Section 1)
Eligible Options
•	All options, whether vested or unvested, that meet each of the following requirements are eligible for exchange: options that have an exercise price per share greater than or equal to $19.73 and are outstanding as of the cancellation date. (See Section 2)

•	If you participate in this offer, you must exchange all options with an exercise price per share greater than or equal to $19.73. (See Section 2)

•	This offer is conditioned upon a minimum of 3,000,000 options being tendered for exchange. (See Section 2)

•	Any portion of an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and that is beneficially owned by a person who is not an employee of Actel is not eligible to be exchanged in this offer (even if legal title to that portion of the option grant is held by an eligible employee). The portion that is beneficially owned by our employee may be exchanged. (See Section 2)

Exchange Ratios
•	Exchanged options granted with an exercise price per share greater than or equal to $19.73, but less than or equal to $19.91, will be replaced with restricted stock units at an exchange ratio of one (1) restricted stock unit for every three (3) exchanged options;

•	Exchanged options granted with an exercise price per share greater than or equal to $20.125, but less than or equal to $24.759, will be replaced with restricted stock units at an exchange ratio of one (1) restricted stock unit for every three and one half (3.5) exchanged options;

•	Exchanged options granted with an exercise price per share greater than or equal to $25.00, but less than or equal to $54.45, will be replaced with restricted stock units at an exchange ratio of one (1) restricted stock unit for every five and one half (5.5) exchanged options;
For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one share of our Common Stock. For purposes of applying the exchange ratios, fractional restricted stock units will be rounded up to the nearest whole restricted stock unit on a grant by grant basis. (See Section 2)

Restricted Stock Units
•	Restricted stock units are a promise by Actel to issue shares of Common Stock in the future, provided the vesting criteria are satisfied. Restricted stock units granted in connection with this offer will be granted on the same U.S. business day as the cancellation date. We refer to this date as the restricted stock unit grant date. We expect that the restricted stock unit grant date will be January 3, 2006. (See Section 1)
Exercise Price of the Restricted Stock Units
•	The purchase price of a restricted stock unit will be the par value of our Common Stock which is equal to one tenth of one cent ($.001). If the restricted stock units are paid out to you, the par value shall be deemed to have been paid by your past services rendered to Actel. As a result, you do not have to make any cash payment to Actel to receive your restricted stock units. (See Section 9)
Vesting and Exercisability of Restricted Stock Units
•	The vesting schedule of the restricted stock units will vary depending on the exercise price of the exchanged options. In general, 50% of the restricted stock units will vest approximately halfway through the total vesting schedule with the remaining restricted stock units vesting on a pro-rata basis each quarter thereafter until all of the restricted stock units have vested. In all cases, vesting will occur on the last day of the quarter and fractional restricted stock units will be rounded down. Fractional shares that do not vest on a particular date as a result of such rounding will be carried forward to the next scheduled vesting date. Each restricted stock unit will vest according to the following vesting schedule, subject to your continuing to be an employee or other service provider to us through each relevant vesting date:

Total
Vesting
Option Exercise Price	Schedule	Description of Vesting Schedule

$19.73 — $24.38	2.0 years	50% of the restricted stock units will vest on December 31, 2006, and 12.5% of the restricted stock units will vest on the last day of each quarter thereafter, becoming fully vested on December 31, 2007.

$24.759	2.5 years	50% of the restricted stock units will vest on March 31, 2007, and 10% of the restricted stock units will vest on the last day of each quarter thereafter, becoming fully vested on June 30, 2008.

$25.00 — $27.125	3.0 years	50% of the restricted stock units will vest on June 30, 2007, and 8.33% of the restricted stock units will vest on the last day of each quarter thereafter, becoming fully vested on December 31, 2008.

$27.50	3.5 years	50% of the restricted stock units will vest on September 30, 2007, and 7.143% of the restricted stock units will vest on the last day of each quarter thereafter, becoming fully vested on June 30, 2009.

$28.07 — $54.45	4.0 years	50% of the restricted stock units will vest on December 31, 2007, and 6.25% of the restricted stock units will vest on the last day of each quarter thereafter, becoming fully vested on December 31, 2009.

(See Section 9)
Terms Used in This Offer
•	“cancellation date” refers to the same U.S. business day as the expiration date. This is the date when exchanged options will be cancelled. We expect that the cancellation date will be January 3, 2006. If the expiration date is extended, then the cancellation date will be similarly extended.

•	“Common Stock” refers to Actel’s common stock.

•	“exchanged options” refers to all options that you exchange pursuant to this offer.

•	“executive officers” refers to those officers of Actel listed on Schedule A to this offer to exchange, who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

•	“expiration date” refers to the date that this offer expires. We expect that the expiration date will be January 3, 2006 at 5:00 p.m., Pacific Time. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•	“initial cliff vesting date” refers to the approximate halfway point of the total vesting schedule of the restricted stock unit.

•	“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on December 1, 2005, and we expect it to end at 5:00 p.m., Pacific Time, on January 3, 2006

•	“restricted stock unit grant date” refers to the date that is the same U.S. business date as the cancellation date. This is the date when restricted stock units will be granted. We expect that the restricted stock unit grant date will be January 3, 2006. If the expiration date is extended, then the restricted stock unit grant date will be similarly extended.

•	“restricted stock units” refers to the restricted stock units issued pursuant to this offer that replace your exchanged options.
Q2.	How do I participate in this offer?

A2.	If you choose to participate in this offer, you must do the following before 5:00 p.m., Pacific Time, on January 3, 2006:
1.	Properly complete and sign the attached election form.

2.	Deliver the completed and signed election form to Jenny Tiscareño either via facsimile at (650) 318-2550 or by hand at Actel Corporation, 2061 Stierlin Court, Mountain View, CA 94043.
You should note that if you elect to exchange any options in this offer, you must elect to exchange all options with an exercise price per share greater than or equal to $19.73. To help you recall your outstanding eligible option grants and give you the tools to make an informed decision, we will distribute to you a summary of your outstanding stock options.

This offer is conditioned upon a minimum of 3,000,000 options being tendered for option exchange.

This is a one time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 4)

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

The delivery of all documents, including election forms, is at your risk. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and/or any withdrawal form. Only responses that are complete, signed and actually received by Jenny Tiscareño by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express, are not permitted. (See Section 4)
Q3.	Why is Actel making this offer?

A3.	The purpose of this offer is to provide meaningful equity compensation to eligible employees in a manner that rewards and motivates our employees while balancing the interests of our other stakeholders. Some of our outstanding options have exercise prices that are significantly higher than the current market price for our stock. Because these options are “underwater,” they are not yielding the intended levels of retention or incentives for our eligible employees. By exchanging underwater options for restricted stock units, we are seeking to provide our employees with meaningful equity compensation with a more certain value than stock options. We also believe that providing our employees with actual stock rather than options will help align the interests of our employees and shareholders and help us to reduce the overall shareholder dilution associated with our employee compensation plans. The exchange ratios selected for this offer are expected to decrease the total number of options outstanding and therefore reduce the potential dilution associated with our employee compensation efforts. See Section 3 “Purposes of the Offer.”

Q4.	Who may participate in this offer?

A4.	You may participate in this offer if you are a United States employee of Actel at the time of this offer and you remain an employee of Actel or a successor entity through the cancellation date. However, John East (our President and Chief Executive Officer) and the non-employee members of our Board of Directors may not participate. To receive a restricted stock unit grant, you must remain an employee of Actel through the restricted stock unit grant date. (See Section 1)

Q5.	Are there circumstances under which I would not be granted restricted stock units?

A5.	Yes. If, for any reason, you are no longer an employee of Actel on the restricted stock unit grant date, you will not receive any restricted stock units. Instead, you will keep your current eligible options and they will vest and expire in accordance with their terms. Your employment with Actel will remain “at will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. (See Section 1)

Moreover, even if we accept your eligible options, we will not grant restricted stock units to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting restricted stock units as a result of changes in SEC or Nasdaq rules. We do not anticipate any such prohibitions at this time. (See Section 13)

Q6.	Am I required to participate in this option exchange?

A6.	No. Participation in this offer is completely voluntary. However, if you participate in this offer, you must exchange all outstanding options with an exercise price per share greater than or equal to $19.73. (See Section 2)

Q7.	How many restricted stock units will I receive for the options that I exchange?

A7.	As stated above, the number of restricted stock units that you receive will depend on the exercise price of your exchanged options, as follows:
•	Exchanged options granted with an exercise price per share greater than or equal to $19.73, but less than or equal to $19.91, will be replaced with restricted stock units at an exchange ratio of one (1) restricted stock unit for every three (3) exchanged options;

•	Exchanged options granted with an exercise price per share greater than or equal to $20.125, but less than or equal to $24.759, will be replaced with restricted stock units at an exchange ratio of one (1) restricted stock unit for every three and one half (3.5) exchanged options;

•	Exchanged options granted with an exercise price per share greater than or equal to $25.00, but less than or equal to $54.45, will be replaced with restricted stock units at an exchange ratio of one (1) restricted stock unit for every five and one half (5.5) exchanged options;
For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one share of our Common Stock. For purposes of applying the exchange ratios, fractional restricted stock units will be rounded up to the nearest whole restricted stock unit on a grant by grant basis.

Please note: The exchange ratios apply to each of your option grants separately. This means that the various options you have received may be subject to different exchange ratios. (See Section 2)

Example 1

If you exchange 5,000 options with an exercise price per share of $19.73, you will receive 1,667 restricted stock units.

Example 2

If you exchange 5,000 options with an exercise price per share of $24.759, you will receive 1,429 restricted stock units.

Example 3

If you exchange 5,000 options with an exercise price per share of $25.00, you will receive 910 restricted stock units.

Example 4

If you have (i) 1,000 options that were granted in March 2002 with an exercise price per share of $19.73, and (ii) 1,000 options that were granted in February 2000 with an exercise price per share of $27.50, then all of the following apply:
•	If you wish to exchange your February 2000 option, you must exchange your March 2002 option as well.

•	In exchange for the options granted in March 2002, you will receive 334 restricted stock units.

•	In exchange for the options granted in February 2000, you will receive 182 restricted stock units.

(See Section 2)

Q8.	Why isn’t the exchange ratio simply one-for-one?

A8.	Our stock option exchange program must balance the interests of Actel and its employees and shareholders. The exchange ratios selected for this offer will decrease the total number of options outstanding and therefore benefit shareholders by decreasing potential shareholder dilution. Due to their vesting schedules, the restricted stock units will have greater employee retention value than the exchanged options and therefore benefit Actel in its efforts to retain valuable employees. For eligible employees, this offer is a voluntary opportunity to exchange “underwater” options for restricted stock units, which are more certain to provide liquidity than the exchanged options. (See Section 3)

Q9.	How were the exchange ratios calculated?

A9.	We determined the exchange ratios in accordance with the methodologies used by Institutional Shareholder Services (ISS) in evaluating option exchange proxy solicitations. This required us to compare the values of the options and restricted stock units that we propose to exchange in accordance with ISS’s valuation techniques, including its binomial stock option valuation model. We then selected exchange ratios such that the aggregate value of the options in each of the three groupings (i.e., options with exercise prices (i) under $20, (ii) between $20 and $25, and (iii) $25 or more) would exceed the aggregate value of the restricted stock units for which such options could be exchanged in the offer. Accordingly, we believe that ISS would consider the proposed exchange to be value-neutral.

Q10.	What will be the purchase price of my restricted stock units?

A10.	The purchase price of your restricted stock units will be the par value of our Common Stock, which is equal to one tenth of one cent ($.001), and the par value will be deemed paid by your past services rendered to Actel. As a result, you do not have to make any cash payment to Actel to receive your restricted stock units. (See Section 9)

Q11.	When will my restricted stock units vest?

A11.	The vesting schedule of the restricted stock units will vary depending on the exercise price of the exchanged options. In general, 50% of the restricted stock units will vest approximately halfway through the total vesting schedule with the remaining restricted stock units vesting on a pro-rata basis each quarter thereafter until all of the restricted stock units have vested. In all cases, vesting will occur on the last day of the quarter and fractional restricted stock units will be rounded down. Fractional shares that do not vest on a particular date as a result of such rounding will be carried forward to the next scheduled vesting date. Each restricted stock unit will vest according to the following vesting schedule, subject to your continuing to be an employee or other service provider to us through each relevant vesting date:

Total
Vesting
Option Exercise Price	Schedule	Description of Vesting Schedule

$19.73 — $24.38	2.0 years	50% of the restricted stock units will vest on December 31, 2006, and 12.5% of the restricted stock units will vest on the last day of each quarter thereafter, becoming fully vested on December 31, 2007.

$24.759	2.5 years	50% of the restricted stock units will vest on March 31, 2007, and 10% of the restricted stock units will vest on the last day of each quarter thereafter, becoming fully vested on June 30, 2008.

$25.00 — $27.125	3.0 years	50% of the restricted stock units will vest on June 30, 2007, and 8.33% of the restricted stock units will vest on the last day of each quarter thereafter, becoming fully vested on December 31, 2008.

$27.50	3.5 years	50% of the restricted stock units will vest on September 30, 2007, and 7.143% of the restricted stock units will vest on the last day of each quarter thereafter, becoming fully vested on June 30, 2009.

$28.07 — $54.45	4.0 years	50% of the restricted stock units will vest on December 31, 2007, and 6.25% of the restricted stock units will vest on the last day of each quarter thereafter, becoming fully vested on December 31, 2009.
•	As a result of the initial cliff vesting requirement, if your service with us terminates (for any reason or no reason) before the approximate halfway point of the total vesting period, your restricted stock units will expire unvested, and you will not be able to exercise any portion of your restricted stock units.

•	Vesting on any date is subject to your continued service to us through each relevant vesting date.

•	After the restricted stock units vest, continued employment is not required to retain the shares of Common Stock issued under the restricted stock units.

•	We will make minor modifications to the vesting schedule of any restricted stock units to eliminate fractional vesting (such that a whole number of restricted stock units will vest on each vesting date); this will be done by rounding down to the nearest whole number of restricted stock units that will vest on a particular vesting date and carrying over the fractional restricted stock unit to the following vesting date. (See Section 9)

Example #1: An option to purchase 1,000 shares at an exercise price of $19.73 is exchanged at for an award of 334 restricted stock units granted on the scheduled restricted stock unit grant date of January 3, 2006. The restricted stock units will vest as follows:
Exchanged Option:

Grant date of the exchanged option: March 14, 2002

Exercise Price of exchanged option: $19.73

Number of exchanged options: 1,000

Restricted Stock Units:

Number of restricted stock units: 334 restricted stock units (after application of the relevant exchange ratio)

Vesting schedule of the restricted stock units: 50% (167 restricted stock units) will vest on December 31, 2007; 12.5% (approximately 42 restricted stock units) will vest on the last day of each quarter thereafter (for a total of 4 quarters), subject to continued service through each relevant vesting date. The total vesting schedule is 2 years from the date the restricted stock units are granted.

Vested on restricted stock unit grant date: None

Initial Cliff Vesting Date (December 31, 2006): 167 restricted stock units (or 50% of the restricted stock units) will vest, subject to continued service, on December 31, 2006.

Remaining vesting schedule: 12.5% of the restricted stock unit grant (approximately 42 restricted stock units) will vest on the last day of each quarter thereafter, subject to continued service to Actel through each relevant vesting date.

Restricted stock units which do not vest will be forfeited to Actel.
Example #2: An option to purchase 1,000 shares at an exercise price per share of $24.759 is exchanged for an award of 286 restricted stock units granted on the scheduled restricted stock unit grant date of January 3, 2006. The restricted stock units will vest as follows:
Exchanged Option:

Grant date of the exchanged option: March 2, 2004

Exercise Price of exchanged option: $24.759

Number of exchanged options: 1,000

Restricted Stock Units:

Number of restricted stock units: 858 restricted stock units (after application of the relevant exchange ratio)

Vesting schedule of the restricted stock units: 50% (143 restricted stock units) will vest on March 31, 2007; 10% (approximately 29 restricted stock units) will vest on the last day of each quarter thereafter (for a total of 5 quarters), subject to continued service through each relevant vesting date. The total vesting schedule is 2.5 years from the date the restricted stock units are granted.

Vested on restricted stock unit grant date: None

Initial Cliff Vesting Date (March 31, 2007): 143 restricted stock units (or 50% of the restricted stock units) will vest, subject to continued service, on March 31, 2007.

Remaining vesting schedule: 10% of the restricted stock unit grant (approximately 29 restricted stock units) will vest per quarter thereafter, subject to continued service to Actel through each relevant vesting date.

Restricted stock units which do not vest will be forfeited to Actel.
Example #3: An option to purchase 1,000 shares at an exercise price per share of $27.50 is exchanged for an award of 182 restricted stock units granted on the scheduled restricted stock unit grant date of January 3, 2006. The restricted stock units will vest as follows:
Exchanged option:

Grant date of the exchanged option: February 18, 2000

Exercise Price of exchanged option: $27.50

Number of exchanged options: 1,000

Restricted stock units:

Number of restricted stock units: 182 restricted stock units (after application of the relevant exchange ratio)

Vesting schedule of the restricted stock units: 50% (143 restricted stock units) will vest on March 31, 2007; 7.143% (approximately 13 restricted stock units) will vest on the last day of each quarter thereafter (for a total of 7 quarters), subject to continued service through each relevant vesting date. The total vesting schedule is 3.5 years from the date the restricted stock units are granted.

Vested on restricted stock unit grant date: None

Initial cliff vesting date (March 31, 2007): 143 restricted stock units (or 50% of the restricted stock units) will vest, subject to continued service, on September 30, 2007.

Remaining vesting schedule: 7.143% of the restricted stock unit grant (approximately 13 restricted stock units) will vest per quarter thereafter, subject to continued service to Actel through each relevant vesting date.

Restricted stock units which do not vest will be forfeited to Actel.

Q12.	If I participate in this offer, do I have to exchange all of my options with an exercise price per share greater than or equal to $19.73?

A12.	Yes. You may not pick and choose which of your outstanding option grants with an exercise price per share greater than or equal to $19.73 you wish to exchange. If you decide to participate in this offer, you must elect to exchange all of your eligible option grants. You should note that we are not accepting partial tenders of option grants unless that option grant is covered by a domestic relations order (or comparable legal document as the result of the end of a marriage) (See Question and Answer 13). This means that you may not elect to exchange only some of the shares covered by any particular option grant. However, you may elect to exchange the remaining portion of an option grant that you have partially exercised. (See Section 2)

Q13.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A13.	If you have an option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an employee of Actel beneficially owns a portion of that option grant, you may tender only the portion beneficially owned by you. Any portion beneficially owned by a person who is not our employee may not be exchanged in this offer to exchange (even if legal title to that portion of the option grant is held by you and you are an eligible employee).

For instance, if you are an eligible employee and you hold an option grant to purchase 3,000 shares with an exercise price per share equal to $19.73 that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to participate in the offer at all. This is your only choice with respect to this option grant. (See Section 2)

Q14.	When will my exchanged options be cancelled?

A14.	Your exchanged options will be cancelled on the same U.S. business day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be January 3, 2006, unless the offer period is extended. (See Section 6)

Q15.	Once I surrender my exchanged options, is there anything I must do to receive the restricted stock units?

A15.	No. Once your exchanged options have been cancelled, there is nothing that you must do to receive your restricted stock units. Your restricted stock units will be granted to you on the same day that the exchanged options are cancelled. We expect that the restricted stock grant date will be January 3, 2006. In order to receive the shares covered by the restricted stock unit grant, you will need to remain an employee or service provider through the applicable vesting date, as described in Question and Answer 11. (See Section 1)

Q16.	When will I receive restricted stock units?

A16.	We will grant the restricted stock units on the restricted stock unit grant date. The restricted stock unit grant date will be the same U.S. business day as the date on which we cancel the options accepted for exchange. We expect the restricted stock unit grant date will be January 3, 2006. If the expiration date is delayed, the restricted stock unit grant date will be similarly delayed. You will receive your restricted stock unit agreement promptly after the expiration of the offer. You will receive the shares subject to the restricted stock unit award when and if your award vests. (See Section 6)

Q17.	Can I exchange shares of Actel Common Stock that I acquired upon exercise of Actel options?

A17.	No. This offer relates only to outstanding Actel options. You may not exchange shares of Actel Common Stock in this offer. (See Section 2)

Q18.	Why are you offering to exchange options for restricted stock units rather than new options?

A18.	We offered to exchange options for restricted stock units rather than new options because restricted stock units, once they vest, place actual shares of stock into the hands of employees, and such shares have a more certain value than stock options. Granting restricted stock units instead of stock options also helps us use our employee compensation resources more efficiently. By setting the exchange ratios as we have in this offer, we expect to reduce our option overhang, which is the number of options outstanding as a percent of the total number of common shares outstanding. This is expected to result in a reduction in the potential dilution associated with our employee compensation plans, which benefits all our shareholders. See Section 3 “Purposes of the Offer.”

Q19.	Will I be required to give up all of my rights under the cancelled options?

A19.	Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you will no longer have any rights under those options. We intend to cancel all exchanged options on the same U.S. business day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be January 3, 2006. (See Section 6)

Q20.	Will the terms and conditions of my restricted stock units be the same as my exchanged options?

A20.	Restricted stock units are a different type of award than stock options, and so the terms and conditions of your restricted stock units will necessarily be different from your stock options. Further, your restricted stock units will be granted under the 1986 Equity Incentive Plan, while your exchanged option may have been granted under a different plan with different terms and conditions. However, such changes generally will not substantially and adversely affect your rights, except that the vesting schedule of your restricted stock units will be different. (See Section 9)

The administrator of the 1986 Equity Incentive Plan will have the discretion to accelerate the vesting of restricted stock units, which is the same discretion it has with respect to eligible options. However, any such accelerated restricted stock unit is required to be paid out in accordance with the original vesting schedule of the restricted stock unit, as if the vesting schedule was still in effect. The payouts on any such accelerated restricted stock unit will occur regardless of whether you remain an Actel employee or other service provider on the scheduled payout date.

Q21.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A21.	If you choose not to participate or your options are not accepted for exchange, your existing options will (i) remain outstanding until they expire by their terms, (ii) retain their current exercise price and (iii) retain their current vesting schedule. (See Section 6)

Q22.	How does Actel determine whether an option has been properly tendered?

A22.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer; however, this offer is conditioned on a minimum of 3,000,000 options being tendered for exchange. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form and we will not incur any liability for failure to give any notice. (See Section 4)

Q23.	Will I have to pay taxes if I participate in the offer?

A23.	If you participate in the offer and are a citizen or resident of the U.S., you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the restricted stock unit grant date, you generally will not be required under current law to recognize income for U.S. federal income tax purposes. However, you generally will have taxable income when your restricted stock units vest, at which time Actel will also generally have a tax withholding obligation. Although not obligated to do so, Actel intends to automatically redeem a sufficient number of shares of Common Stock issued when restricted stock units vest to satisfy the tax withholding obligation. You may also have taxable income when you sell the shares underlying the restricted stock unit. (See Section 14)

You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there might be additional tax and social insurance consequences that may apply to you.

Q24.	What if Actel is acquired by another company?

A24.	Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if Actel is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no restricted stock units in exchange for them. If Actel is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the restricted stock units, including any adjustments to the purchase price or number of shares that will be subject to the restricted stock units. Under such circumstances, the type of security and the number of shares covered by your restricted stock unit award would be adjusted based on the consideration per share given to holders of our Common Stock in connection with the acquisition. As a result of this adjustment, you may receive restricted stock units covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the restricted stock units if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our Common Stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our Common Stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this option exchange program. Termination of your employment for this or any other reason before the restricted stock unit grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any restricted stock units or other benefit for your tendered options.

If we are acquired after your tendered options have been accepted, cancelled, and exchanged for restricted stock units, your restricted stock units will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of the 1986 Equity Incentive Plan, as amended and restated, and your new restricted stock unit agreement. (See Section 9)

Q25.	Will I receive a restricted stock unit agreement?

A25.	Yes. All restricted stock units will be subject to a restricted stock unit agreement between you and Actel, as well as to the terms and conditions of the 1986 Equity Incentive Plan. Your execution of the restricted stock unit agreement is a condition to receiving any shares of Common Stock under the restricted stock units. (See Section 9)

Q26.	Is Actel’s Employee Retention Plan applicable to restricted stock units?

A26.	Yes. We are currently in the process of amending the Amended and Restated Employee Retention Plan to provide that a participant would be eligible to receive retention payments with regard to the participant’s restricted stock units in addition to the retention payments currently offered under the Amended and Restated Employee Retention Plan. (See Section 9)

Q27.	Are there any conditions to this offer?

A27.	Yes. The completion of this offer is conditioned upon 3,000,000 options being tendered for exchange. The completion of this offer also is subject to a number of customary conditions that are described in Section 7 of this offer to exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion. (See Section 2 and Section 7)

Q28.	If you extend the offer, how will you notify me?

A28.	If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date. (See Sections 2 and 16)

Q29.	How will you notify me if the offer is changed?

A29.	If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the day we change the offer. (See Sections 2 and 16)

Q30.	Can I change my mind and withdraw from this offer?

A30.	Yes. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date. If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. (See Section 5)

Q31.	How do I withdraw my election?

A31	To withdraw your election, you must do the following before the expiration date:
1.	Properly complete and sign the attached withdrawal form.

2.	Deliver the completed and attached election form to Jenny Tiscareño either via facsimile at (650) 318-2550 or by hand at Actel Corporation, 2061 Stierlin Court, Mountain View, CA 94043.

(See Section 5)
Q32.	What if I withdraw my election and then decide again that I want to participate in this offer?

A32.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date that is signed and dated after the date of your withdrawal form. (See Question and Answer 2 and Section 5)

Q33.	Are you making any recommendation as to whether I should exchange my eligible options?

A33.	No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many employees. The program does carry risk (see “Risks of Participating in the Offer” beginning on page R-1 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your eligible options than from the restricted stock units you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (See Section 3)

Q34.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A34.	You should direct questions about this offer to David L. Van De Hey, our Vice President and General Counsel, at:
David L. Van De Hey Actel Corporation 2061 Stierlin Court Mountain View, CA 94043-4655 (650) 318-4429

You should direct requests for additional copies of this offer to exchange and the other option exchange program documents to Jenny Tiscareño, our Manager, Compensation, Benefits and HRIS, at:

Jenny Tiscareño Actel Corporation 2061 Stierlin Court Mountain View, CA 94043-4655 (650) 318-7564

(See Section 10)

RISKS OF PARTICIPATING IN THE OFFER
     Participating in the offer involves a number of risks, including those described below. This list and the risk factors under the heading entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on Form 10 Q for the fiscal quarter ended October 2, 2005, filed with the Securities and Exchange Commission (SEC) highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this offer to exchange discussing the tax consequences in the United States, as well as the rest of this offer to exchange for a more in depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.
     In addition, this offer and our SEC reports referred to above include “forward-looking statements.” When used in this offer to exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this Section and other factors elsewhere in this offer to exchange. You should carefully consider these risks, in addition to the other information in this offer to exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.
     The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B, as well as our most recent Forms 10 K, 10 Q and 8 K. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.
RISKS THAT ARE SPECIFIC TO THIS OFFER
If the price of our Common Stock increases after the date on which your options are cancelled, your cancelled options might be worth more than the restricted stock units that you receive in exchange for them.
     Because the exchange ratio of this offer is not one-for-one with respect to all options, it is possible that, at some point in the future, your old options would have been economically more valuable than the restricted stock units granted pursuant to this exchange offer. For example, if you exchange an option grant for 30,000 shares with an exercise price per share of $19.91, you would receive a grant of 10,000 restricted stock units. Assuming, for illustrative purposes only, that one year after the new grant date the price of our Common Stock had increased to $30.00 per share. Under this example, if you had kept your exchanged options and sold them at $30.00 per share, you would have realized pre-tax gain of $302,700, but if you exchanged your options and sold the shares subject to the restricted stock grant, you would only realize a pre-tax gain of $300,000.
     For any particular option, the price of our Common Stock at which the exchange would be a “break-even” proposition can be calculated. This can be done by multiplying the option’s exercise price by a number, which we refer to as the “break-even multiple,” that is derived by dividing the applicable exchange ratio by the applicable exchange ratio minus one. Thus, for the example in the preceding paragraph, the exchange ratio was one (1) restricted stock unit for every three (3) exchanged options, so the “break-even multiple” is three divided by two (three minus one), which equals 1.5. Since the option exercise price in the example was $19.91, the “break-even price” of our Common Stock for that option would be $19.91 multiplied by 1.5, or approximately $29.87. If the price of our Common Stock at the time of sale were to exceed the “break-even price” (such as $30.00 in the above example), you would be better off economically keeping the exchanged options. However, if the price of our Common Stock at the time of sale were less than the “break-even price,” you would be better of economically with the restricted stock units. For options subject to an exchange ratio of one (1) restricted stock unit for every three and one half (3.5) exchanged options, the “break-even multiple” is 3.5 divided by 2.5, or 1.4; and for options subject to an exchange ratio of one (1) restricted stock unit for every five and one half (5.5) exchanged options, the “break-even multiple” is 5.5 divided by 4.5, or approximately 1.2.
     Since you must exchange all of your options with an exercise price per share greater than or equal to $19.73 if you participate in this offer, your “break-even price” for the offer will depend upon the number and exercise price of the eligible options that you hold. Taken as a whole, the eligible options have a weighted average exercise price of approximately $23.40 and are being solicited at a weighted average exchange ratio of one (1) restricted stock unit for approximately every 3.7 exchanged options, giving them a “break-even multiple” of approximately 1.36 and a weighted average “break-even price” of approximately $31.93.
     Note that this discussion of the “break-even multiple” and “break-even price” does not take into account vesting. We believe that in all cases the restricted stock units issued in the offer will become fully vested after the corresponding exchanged options would have been fully vested. In fact, most of the eligible options are already fully vested. You should take both the “break-even price” (and your judgment regarding the future value of our Common Stock) and the change in vesting into account when deciding whether to participate in this offer.
If we are acquired by or merge with another company, your cancelled options might be worth more than the restricted stock units that you receive in exchange for them.
     A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our Common Stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our Common Stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.
     If your employment terminates for any reason before your restricted stock units vest, you will not receive any value from your restricted stock units.
     The restricted stock units will be subject to a vesting cliff, and no portion of your restricted stock units will be vested until the approximate halfway point of the restricted stock unit’s total vesting schedule. If you do not remain an employee or service provider through the date your restricted stock units first vest, you will not be able to exercise any portion of your restricted stock units. Instead, your restricted stock units will expire immediately upon your termination. As a result, you will receive no value from your restricted stock units.

Tax effects of restricted stock units.
     If you participate in the offer and are a citizen or resident of the U.S., you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the restricted stock unit grant date, you generally will not be required under current law to recognize income for U.S. federal income tax purposes. However, you generally will have taxable income when your restricted stock units vest, at which time Actel will also generally have a tax withholding obligation. Although not obligated to do so, Actel intends to automatically redeem a sufficient number of shares of Common Stock issued when restricted stock units vest to satisfy the tax withholding obligation. You may also have taxable income when you sell the shares underlying the restricted stock unit.
Tax-related risks for tax residents of multiple countries.
     If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.
RISKS RELATED TO OUR BUSINESS, GENERALLY
     You should carefully consider the following:
●	Our future revenues and operating results are likely to fluctuate and may fail to meet expectations, which could cause our stock price to decline.
     Our quarterly revenues and operating results are subject to fluctuations resulting from general economic conditions and a variety of risks specific to us or characteristic of the semiconductor industry, including booking and shipment uncertainties, supply problems, and price erosion. These and other factors make it difficult for us to accurately project quarterly revenues and operating results, which may fail to meet our expectations. Any failure to meet expectations could cause our stock price to decline significantly.
£	A variety of booking and shipping uncertainties may cause our quarterly revenues and operating results to fall short of expectations.
     When we fall short of our quarterly revenue expectations, our operating results will most likely also be adversely affected because the majority of our expenses are fixed and therefore do not vary with revenues.
¤	We derive a large percentage of our quarterly revenues from bookings received during the quarter, making quarterly revenues difficult to predict.
     Our backlog (which generally may be cancelled or deferred by customers on short notice without significant penalty) at the beginning of a quarter typically accounts for about half of our revenues during the quarter. This means that we generate about half of our quarterly revenues from orders received during the quarter and “turned” for shipment within the quarter, and that any shortfall in “turns” orders will have an immediate and adverse impact on quarterly revenues. There are many factors that can cause a shortfall in turns orders, including declines in general economic conditions or the businesses of our customers, excess inventory in the channel, or conversion of our products to hard-wired ASICs or other competing products for price or other reasons. In addition, we sometimes book a disproportionately large percentage of turns orders during the final weeks of the quarter. Any failure or delay in receiving expected turns orders would have an immediate and adverse impact on quarterly revenues.

¤	We derive a significant percentage of our quarterly revenues from shipments made in the final weeks of the quarter, making quarterly revenues difficult to predict.
     We sometimes ship a disproportionately large percentage of our quarterly revenues in the final weeks of the quarter, which makes it difficult to accurately project quarterly revenues. Any failure to effect scheduled shipments by the end of a quarter would have an immediate and adverse impact on quarterly revenues.
¤	Our military and aerospace shipments tend to be large and are subject to complex scheduling uncertainties, making quarterly revenues difficult to predict.
     Orders from the military and aerospace customers tend to be large and irregular, which contributes to fluctuations in our net revenues and gross margins. These sales are also subject to more extensive governmental regulations, including greater export restrictions. Historically, it has been difficult to predict if and when export licenses will be granted, if required. In addition, products for military and aerospace applications require processing and testing that is more lengthy and stringent than for commercial applications, which increases the complexity of scheduling and forecasting as well as the risk of failure. It is often impossible to determine before the end of processing and testing whether products intended for military or aerospace applications will fail and, if they do fail, it is generally not possible for replacements to be processed and tested in time for shipment during the same quarter. Any failure to effect scheduled shipments by the end of a quarter would have an immediate and adverse impact on quarterly revenues.
¤	We derive a majority of our quarterly revenues from products resold by our distributors, making quarterly revenues difficult to predict.
     We generate the majority of our quarterly revenues from sales made through distributors. Since we generally do not recognize revenue on the sale of a product to a distributor until the distributor resells the product, our quarterly revenues are dependent on, and subject to fluctuations in, shipments by our distributors. We are therefore highly dependent on the accuracy of shipment forecasts from our distributors in setting our expectations. We are also highly dependent on the timeliness and accuracy of resale reports from our distributors. Late or inaccurate resale reports, particularly in the last month of the quarter, contribute to our difficulty in predicting and reporting our quarterly revenues and operating results.
£	An unanticipated shortage of products available for sale may cause our quarterly revenues and operating results to fall short of expectations.
     In a typical semiconductor manufacturing process, silicon wafers produced by a foundry are sorted and cut into individual die, which are then assembled into individual packages and tested. The manufacture, assembly, and testing of semiconductor products is highly complex and subject to a wide variety of risks, including defects in masks, impurities in the materials used, contaminants in the environment, and performance failures by personnel and equipment. Semiconductor products intended for military and aerospace applications and new products, such as our Flash-based ProASIC 3/E and antifuse-based Axcelerator FPGA families, are often more complex and/or more difficult to produce, increasing the risk of manufacturing-related defects. In addition, we may not discover defects or other errors in new products until after we have commenced volume production. Our failure to effect scheduled shipments by the end of a quarter due to unexpected supply constraints would have an immediate and adverse impact on quarterly revenues.
£	Unanticipated increases, or the failure to achieve anticipated reductions, in the cost of our products may cause our quarterly operating results to fall short of expectations.
     As is also common in the semiconductor industry, our independent wafer suppliers from time to time experience lower than anticipated yields of usable die. Wafer yields can decline without warning and may take substantial time to analyze and correct, particularly for a company like us that utilizes independent facilities, almost all of which are offshore. Yield problems are most common on new processes or at new foundries, particularly when new technologies are involved. Our FPGAs are also manufactured using customized processing steps, which may increase the incidence of production yield problems as well as the amount of time needed to achieve satisfactory, sustainable wafer yields on new processes and new products. In addition, if we discover defects or other errors in a new product that require us to “re-spin” some or all of the product’s mask set, we must expense the masks that are replaced. This type of expense has become more significant as the cost and complexity of mask sets have continued to increase. Lower than expected yields of usable die or other unanticipated increases in the cost of our products could reduce our gross margin, which would adversely affect our quarterly operating results. In addition, in order to win designs, we generally must price new products on the assumption that manufacturing cost reductions will be achieved, which often do not occur as soon as expected. The failure to achieve expected manufacturing or other cost reductions during a quarter could reduce our gross margin, which would adversely affect our quarterly operating results.
£	Unanticipated reductions in the average selling prices of our products may cause our quarterly revenues and operating results to fall short of expectations.
     The semiconductor industry is characterized by intense price competition. The average selling price of a product typically declines significantly between introduction and maturity. We sometimes are required by competitive pressures to reduce the prices of our new products more quickly than cost reductions can be achieved. We also sometimes approve price reductions on specific sales for strategic or other reasons. Unanticipated declines in the average selling prices of our products could cause our quarterly revenues and/or gross margin to fall short of expectations, which would adversely affect our quarterly financial results.
●	In preparing our financial statements, we make good faith estimates and judgments that may change or turn out to be erroneous.
     In preparing our financial statements in conformity with accounting principles generally accepted in the United States, we must make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses and the related disclosure of contingent assets and liabilities. The most difficult estimates and subjective judgments that we make concern income taxes, inventories, legal matters and loss contingencies, and revenues. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates. In addition, if these estimates or their related assumptions change in the future, our operating results for the periods in which we revise our estimates or assumptions could be adversely and perhaps materially affected.
●	Our gross margin may decline as we increasingly compete with hard-wired ASICs and serve the value-based market.
     The price we can charge for our products is constrained principally by our competition. While it has always been intense, we believe that price competition for new designs is increasing. This may be due in part to the transition toward high-level design methodologies. Designers can now wait until later in the design process before selecting a programmable logic device (PLD) or hard-wired ASIC and it is easier to convert between competing PLDs or between a PLD and a hard-wired ASIC. The increased price competition may also be due in part to the increasing penetration of PLDs into price-sensitive markets previously dominated by hard-wired ASICs. We have strategically targeted many of our products at the value-based market, which is defined primarily by low prices. If our strategy is successful, we will generate an increasingly greater percentage of our net revenues from low-price products, which may make it more difficult to maintain our gross margin at our historic levels. Any long-term decline in our gross margin may have an adverse effect on our operating results.

●	We may not win sufficient designs, or the designs we win may not generate sufficient revenues, for us to maintain or expand our business.
     In order for us to sell an FPGA to a customer, the customer must incorporate our FPGA into the customer’s product in the design phase. We devote substantial resources, which we may not recover through product sales, to persuade potential customers to incorporate our FPGAs into new or updated products and to support their design efforts (including, among other things, providing design and development software). These efforts usually precede by many months (and often a year or more) the generation of FPGA sales, if any. In addition, the value of any design win depends in large part upon the ultimate success of our customer’s product in its market. Our failure to win sufficient designs, or the failure of the designs we win to generate sufficient revenues, could have a materially adverse effect on our business, financial condition, or operating results.
●	Our products are complex and may contain errors or defects that could have a materially adverse effect on our business, financial condition, or operating results.
     Our products are complex and may contain errors, manufacturing defects, design defects, or otherwise fail to comply with our specifications, particularly when first introduced or as new versions are released. Our new products are being designed on ever more advanced processes, adding cost, complexity, and elements of experimentation to the development, particularly in the areas of mixed-voltage and mixed-signal design. We rely primarily on our in-house personnel to design test operations and procedures to detect any errors prior to delivery of our products to customers.
     During 2003, several U.S. government contractors reported a small percentage of functional failures in our RTSX-S and SX-A antifuse devices manufactured on a 0.25 micron antifuse process at the original manufacturer of those FPGAs. On February 13, 2004, The Aerospace Corporation (Aerospace) proposed a series of experiments to test various hypotheses on the root cause of the failures and to generate reliability data that could be used by space industry participants in deciding whether or not to launch spacecraft with RTSX-S FPGAs that were already integrated. On May 19, 2004, we released a new programming algorithm for our 0.25-micron antifuse devices from the original manufacturer. On February 16, 2005, Aerospace summarized the results of its experiments, estimating a failure rate ranging from 2.3% to 2.8% for RTSX-S devices from the original manufacturer programmed with the original algorithm, and a failure rate ranging from 1.0% to 1.9% for RTSX-S devices from the original manufacturer programmed with the new algorithm.
     On June 21, 2004, we announced the availability of RTSX-S devices from UMC. The 0.25-micron process at UMC used to manufacture our RTSX-S and SX-A devices appears to create antifuses that are less vulnerable to the failure mechanisms identified to date. During 2004, Aerospace and Actel each recommended that customers switch to UMC devices if their schedules permitted, and we offered to accept RTSX-S parts from the original manufacturer in exchange for UMC parts. By the fourth quarter of 2004, most customers had decided to switch to UMC devices. During the third quarter of 2005, we notified customers that the exchange offer would end on September 30, 2005, and released enhanced programming algorithms for RTSX-S devices (as we have done throughout this period as part of our continuous quality improvement program). Programs to test UMC parts have been or are in the process of being conducted by us and the National Aeronautics and Space Agency (NASA) Office of Logic Design, Aerospace, and the Japan Aerospace Exploration Agency (JAXA). To date:
▶	more than 1.9 million hours of testing has been conducted on approximately 3,200 space-grade RTSX-S devices programmed with the standard algorithm, with one to three failures observed (depending upon how a failure is defined);

▶	more than 2.3 million hours of testing has been conducted on approximately 2,200 commercial-grade SX-A devices programmed with the standard algorithm, with six to ten failures observed (using the same failure definitions); and

▶	more than 300,000 devices hours of testing has been conducted on approximately 225 RTSX-S devices programmed with the enhanced algorithms, with no failures observed.

     While the various programs have different objectives and utilize different test vehicles and protocols, all are accelerated life testing programs that make use of overstress conditions to cause the product to fail more quickly. Accelerated life testing is complicated by the presence of multiple stress conditions, multiple failure mechanisms, and transient conditions in the test equipment and requires special analysis techniques to “translate” the times-to-failure data obtained under the overstress conditions to normal use conditions. The multi-step task of fitting mathematical models to the overstress data is critical, since relatively small differences in the models can extrapolate into much different conclusions. Utilizing all of the available data, we calculate that RTSX-S and SX-A devices manufactured at UMC have a failure in time (FIT) rate of substantially less than 50. A FIT is one failure per billion device-hours, so if a group of devices has a FIT rate of 50, the customer should expect there to be 50 failures per billion device-hours. However, based on the same data, Aerospace calculates a FIT rate of substantially more than 50. Reconciling these differing “translations” of the data is a topic of continuing deliberation and, since many of the tests are still running, the available data will change over time. We anticipate that testing and analysis will continue for at least several more months.
£	Any error or defect in our products could have a material adverse effect on our business, financial condition, or operating results.
     If problems occur in the operation or performance of our products, we may experience delays in meeting key introduction dates or scheduled delivery dates to our customers, in part because our products are manufactured by third parties. These problems also could cause us to incur significant re-engineering costs, divert the attention of our engineering personnel from our product development efforts, and cause significant customer relations and business reputation problems. Any error or defect might require product replacement or recall or obligate us to accept product returns. Any of the foregoing could have a material adverse effect on our financial results and business in both the short and long term.
£	Any product liability claim could pose a significant risk to our business, financial condition, or operating results.
     Product liability claims may be asserted with respect to our products. Our products are typically sold at prices that are significantly lower than the cost of the end-products into which they are incorporated. A defect or failure in our product could cause failure in our customer’s end-product, so we could face claims for damages that are much higher than the revenues and profits we receive from the products involved. In addition, product liability risks are particularly significant with respect to aerospace, automotive, and medical applications because of the risk of serious harm to users of these products. Any product liability claim, whether or not determined in our favor, can result in significant expense, divert the efforts of our technical and management personnel, and harm our business. In the event of an adverse settlement of any product liability claim or an adverse ruling or in any product liability litigation, we could incur significant monetary liabilities, which may not be covered by any insurance that we carry and might have a materially adverse effect on our financial condition and/or operating results.
●	We may be unsuccessful in defining, developing, or selling competitive new or improved products at acceptable margins.
     The market for our products is characterized by rapid technological change, product obsolescence, and price erosion, making the timely introduction of new or improved products critical to our success. Our failure to design, develop, market, and sell new or improved products that satisfy customer needs, compete effectively, and generate acceptable margins may adversely affect our business, financial condition, and operating results. While most of our product development programs have achieved a level of success, some have not. For example:
▶	We announced our intention to develop SRAM-based FPGA products in 1996 and abandoned the development in 1999 principally because the product would no longer have been competitive.

▶	We introduced our VariCore embeddable reprogrammable gate array (EPGA) logic core based on SRAM technology in 2001. Revenues from VariCore EPGAs did not materialize and the development of a more advanced VariCore EPGA was cancelled. In this case, a market that we believed would develop did not emerge.

▶	In 2001, we also launched our BridgeFPGA initiative to address the I/O problems created within the high-speed communications market by the proliferation of interface standards. We introduced the antifuse-based Axcelerator FPGA, which has dedicated I/O circuits that can support multiple interface standards, in 2002. However, the development of subsequent BridgeFPGA products was postponed in 2002 due principally to the prolonged downturn in the high-speed communications market. The development was cancelled in 2003 primarily because the subsequent BridgeFPGA products would no longer have been competitive.
Our experience generally suggests that the risk is greater when we attempt to develop products based in whole or in part on technologies with which we have limited experience. On July 18, 2005, we announced our new Actel Fusion technology, which integrates into a single Programmable System Chip (PSC) analog capabilities with Flash memory and FPGA fabric that may be used with soft processor cores, including the ARM 7.0 microprocessor core that we offer. We have limited experience with analog circuitry and soft processor cores.
£	Numerous factors can cause the development or introduction of new products to fail or be delayed.
     To develop and introduce a product, we must successfully accomplish all of the following:
▶	anticipate future customer demand and the technology that will be available to meet the demand;

▶	define the product and its architecture, including the technology, silicon, programmer, IP, software, and packaging specifications;

▶	obtain access to advanced manufacturing process technologies;

▶	design and verify the silicon;

▶	develop and release evaluation software;

▶	layout the FPGA and other functional blocks along with the circuitry required for programming;

▶	integrate the FPGA block with the other functional blocks;

▶	simulate (i.e., test) the design of the product;

▶	tapeout the product (i.e., compile a database containing the design information about the product for use in the preparation of masks);

▶	generate masks for use in manufacturing the product and evaluate the software;

▶	manufacture the product at the foundry;

▶	verify the product; and

▶	qualify the process, characterize the product, and release production software.
Each of these steps is difficult and subject to failure or delay, and the failure or delay of any step can cause the failure or delay of the entire development and introduction. In addition to failing to meet our development and introduction schedules for new products or the supporting software or hardware, our new products may not gain market acceptance, and we may not respond effectively to new technological changes or new product announcements by others. Any failure to successfully define, develop, market, manufacture, assemble, test, or program competitive new products could have a materially adverse effect on our business, financial condition, and operating results.
£	New products are subject to greater operational risks.
     Our future success is highly dependent upon the timely development and introduction of competitive new products at acceptable margins. However, there are greater operational risks associated with new products. The inability of our wafer suppliers to produce advanced products; delays in commencing or maintaining volume shipments of new products; the discovery of product, process, software, or programming defects or failures; and any related product returns could each have a materially adverse effect on our business, financial condition, or results of operation.
£	New products are subject to greater technology risks.
     As is common in the semiconductor industry, we have experienced from time to time in the past, and expect to experience in the future, difficulties and delays in achieving satisfactory, sustainable yields on new products. The fabrication of antifuse and Flash wafers is a complex process that requires a high degree of technical skill, state-of-the-art equipment, and effective cooperation between us and the foundry to produce acceptable yields. Minute impurities, errors in any step of the fabrication process, defects in the masks used to print circuits on a wafer, and other factors can cause a substantial percentage of wafers to be rejected or numerous die on each wafer to be non-functional. Yield problems increase the cost of as well as time it takes us to bring our new products to market, which can create inventory shortages and dissatisfied customers. Any prolonged inability to obtain adequate yields or deliveries of new products could have a materially adverse effect on our business, financial condition, or operating results.
£	New products generally have lower gross margins.
     Our gross margin is the difference between the amount it costs us to make our products and the revenues we receive from the sale of those products. One of the most important variables affecting the cost of our products is manufacturing yields. With our customized antifuse and Flash manufacturing process requirements, we almost invariably experience difficulties and delays in achieving satisfactory, sustainable yields on new products. Until satisfactory yields are achieved, gross margins on new products are generally lower than on mature products. The lower gross margins typically associated with new products could have a materially adverse effect on our operating results.
●	We face intense competition and have some competitive disadvantages that we may not be able to overcome.
     The semiconductor industry is intensely competitive. Our competitors include suppliers of hard-wired ASICs, CPLDs, and FPGAs. Our biggest direct competitors are Xilinx, Altera, and Lattice, all of which are suppliers of CPLDs and SRAM-based FPGAs; and QuickLogic, a supplier of antifuse-based FPGAs. Altera and Lattice also recently announced the development of FPGAs manufactured on embedded Flash processes. In addition, we face competition from suppliers of logic products based on new or emerging technologies. While we seek to monitor developments in existing and emerging technologies, our technologies may not remain competitive. We also face competition from companies that specialize in converting our products into hard-wired ASICs.
£	Many of our current and potential competitors are larger and have more resources.
     We are much smaller than Xilinx and Altera, which have broader product lines, more extensive customer bases, and substantially greater financial and other resources. Additional competition is also possible from major domestic and international semiconductor suppliers, all of which are larger and have broader product lines, more extensive customer bases, and substantially greater financial and other resources than us, including the capability to manufacture their own wafers. We may not be able to overcome these competitive disadvantages.
£	Our antifuse technology is not reprogrammable, which is a competitive disadvantage in most cases.
     All existing FPGAs not based on antifuse technology and certain CPLDs are reprogrammable. The one-time programmability of our antifuse FPGAs is necessary or desirable in some applications, but logic designers generally prefer to prototype with a reprogrammable logic device. This is because the designer can reuse the device if an error is made. The visibility associated with discarding a one-time programmable device often causes designers to select a reprogrammable device even when an alternative one-time programmable device offers significant advantages. This bias in favor of designing with reprogrammable logic devices appears to increase as the size of the design increases. Although we now offer reprogrammable Flash devices, we may not be able to overcome this competitive disadvantage.
£	Our Flash and antifuse technologies are not manufactured on standard processes, which is a competitive disadvantage.
     Our antifuse-based FPGAs and (to a lesser extent) Flash-based ProASIC FPGAs are manufactured using customized steps that are added to otherwise standard manufacturing processes of independent wafer suppliers. There is considerably less operating history for the customized process steps than for the foundries’ standard manufacturing processes. Our dependence on customized processing steps means that, in contrast with competitors using standard manufacturing processes, we generally have more difficulty establishing relationships with independent wafer manufacturers; take longer to qualify a new wafer manufacturer; take longer to achieve satisfactory, sustainable wafer yields on new processes; may experience a higher incidence of production yield problems; must pay more for wafers; and will not obtain early access to the most advanced processes. For example, we expect that our next generation Flash product families will be manufactured on a 90-nanometer process and have found it challenging to identify and procure fabrication process arrangements for our technology development activities. Any of these factors could be a material disadvantage against competitors using standard manufacturing processes. As a result of these factors, our products typically have been fabricated using processes at least one generation behind the processes used by competing products. As a consequence, we generally have not fully realized the benefits of our technologies. Although we are attempting to accelerate the rate at which our products are reduced to finer process geometries and obtain earlier access to advanced processes, we may not be able to overcome these competitive disadvantages.
●	Our business and operations may be disrupted by events that are beyond our control or the control of our business partners.
     Our performance is subject to events or conditions beyond our control, and the performance of each of our foundries, suppliers, subcontractors, distributors, agents, and customers is subject to events or conditions beyond their control. These events or conditions include labor disputes, acts of public enemies or terrorists, war or other military conflicts, blockades, insurrections, riots, epidemics, quarantine restrictions, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests, civil disturbances, restraints by or actions of governmental bodies acting in a sovereign capacity (including export or security restrictions on information, material, personnel, equipment, or otherwise), breakdowns of plant or machinery, and inability to obtain transport or supplies. This type of disruption could impair our operations, which may have a materially adverse effect on our business, financial condition, and operating results.
     Our corporate offices are located in California, which was subject to power outages and shortages during 2001 and 2002. More extensive power shortages in the state could disrupt our operations and interrupt our research and development activities. Our foundry partners in Japan and Taiwan as well as our operations in California are located in areas that have been seismically active in the recent past. In addition, many of the countries outside of the United States in which our foundry partners and assembly and other subcontractors are located have unpredictable and potentially volatile economic, social, or political conditions, including the risks of conflict between Taiwan and the People’s Republic of China or between North Korea and South Korea. These countries may also be more susceptible to epidemics. For example, an outbreak of Severe Acute Respiratory Syndrome (SARS) occurred in Hong Kong, Singapore, and China in 2003. The occurrence of these or similar events or circumstances could disrupt our operations and may have a materially adverse effect on our business, financial condition, and operating results.
●    We have only limited insurance coverage.
     Our insurance policies provide coverage for only certain types of losses and may not be adequate to fully offset even covered losses. If we were to incur substantial liabilities not adequately covered by insurance, our business, financial condition, or operating results could be adversely and perhaps materially affected.
●	Our business depends on numerous independent third parties whose interests may diverge from our interests.
     We rely heavily on, but generally have little control over, our independent foundries, suppliers, subcontractors, and distributors.
£	Our independent wafer manufacturers may be unable or unwilling to satisfy our needs in a timely manner, which could harm our business.
     We do not manufacture any of the semiconductor wafers used in the production of our FPGAs. Our wafers are currently manufactured by Chartered in Singapore, Infineon in Germany, Matsushita in Japan, UMC in Taiwan, and Winbond in Taiwan. Our reliance on independent wafer manufacturers to fabricate our wafers involves significant risks, including lack of control over capacity allocation, delivery schedules, the resolution of technical difficulties limiting production or reducing yields, and the development of new processes. Although we have supply agreements with some of our wafer manufacturers, a shortage of raw materials or production capacity could lead any of our wafer suppliers to allocate available capacity to other customers, or to internal uses in the case of Infineon, which could impair our ability to meet our product delivery obligations and may have a materially adverse effect on our business, financial condition, and operating results.
¤	We will not generate significant revenues from the sale of RH products for some time after our supply of RH1020 and RH1280 parts is exhausted.
     During the second quarter of 2005, we informed customers that our RH1020 and RH1280 parts had been discontinued and provided customers with a last-time opportunity to purchase such parts, subject to availability. We typically have generated quarterly revenues of several million dollars from the sale of RH parts. After our supply of RH1020 and RH1280 parts is exhausted, which we anticipate will occur during the second or third quarters of 2006, we will generate minimal revenue from the sale of RH parts (in contrast to revenue from the sale of radiation-tolerant (RT) parts, which may actually benefit from the discontinuation) until sales of our RHAX250S part begin to ramp. Delivery of RHAX250S production parts is planned by the end of 2006. Our quarterly revenues will be adversely affected by any decline in revenue from the sale of RH parts.
¤	Our limited volume and customized process requirements generally make us less attractive to independent wafer manufacturers.
     The semiconductor industry has from time to time experienced shortages of manufacturing capacity. When production capacity is tight, the relatively small amount of wafers that we purchase from any foundry and the customized process steps that are necessary for our technologies put us at a disadvantage to foundry customers who purchase more wafers manufactured on standard processes. To secure an adequate supply of wafers, we may consider various transactions, including the use of substantial nonrefundable deposits, contractual purchase commitments, equity investments, or the formation of joint ventures. Any of these transactions could have a materially adverse effect on our business, financial condition, and operating results.

¤	Identifying and qualifying new independent wafer manufacturers is difficult and might be unsuccessful.
     If our current independent wafer manufacturers were unable or unwilling to manufacture our products as required, we would have to identify and qualify additional foundries. No additional wafer foundries may be able or available to satisfy our requirements on a timely basis. Even if we are able to identify a new third party manufacturer, the costs associated with manufacturing our products may increase. In any event, the qualification process typically takes one year or longer, which could cause product shipment delays, and qualification may not be successful. Any of these developments could have a materially adverse effect on our business, financial condition, and operating results.
£	Our independent assembly subcontractors may be unable or unwilling to meet our requirements, which could delay product shipments and result in the loss of customers or revenues.
     We rely primarily on foreign subcontractors for the assembly and packaging of our products and, to a lesser extent, for testing of our finished products. Our reliance on independent subcontractors involves certain risks, including lack of control over capacity allocation and delivery schedules. We generally rely on one or two subcontractors to provide particular services and from time to time have experienced difficulties with the timeliness and quality of product deliveries. We have no long-term contracts with our subcontractors and certain of those subcontractors sometimes operate at or near full capacity. Any significant disruption in supplies from, or degradation in the quality of components or services supplied by, our subcontractors could have a materially adverse effect on our business, financial condition, and operating results.
£	Our independent software and hardware developers and suppliers may be unable or unwilling to satisfy our needs in a timely manner, which could impair the introduction of new products or the support of existing products.
     We are dependent on independent software and hardware developers for the design, development, supply, maintenance, and support of some of our analog capabilities, IP cores, design and development software, programming hardware, design diagnostics and debugging tool kits, and demonstration boards (or certain elements of those products). Our reliance on independent developers involves certain risks, including lack of control over delivery schedules and customer support. Any failure of or significant delay by our independent developers to complete software and/or hardware under development in a timely manner could disrupt the release of our software and/or the introduction of our new products, which might be detrimental to the capability of our new products to win designs. Any failure of or significant delay by our independent suppliers to provide updates or customer support could disrupt our ability to ship products or provide customer support services, which might result in the loss of revenues or customers. Any of these disruptions could have a materially adverse effect on our business, financial condition, or operating results.
£	Our future performance will depend in part on the effectiveness of our independent distributors in marketing, selling, and supporting our products.
     In 2004, sales made through distributors accounted for 67% of our net revenues. Our distributors offer products of several different companies, so they may reduce their efforts to win new designs or sell our products or give higher priority to other products. This is particularly a concern with respect to any distributor that also sells products of our direct competitors. A reduction in design win or sales effort, termination of relationship, failure to pay us for products, or discontinuance of operations because of financial difficulties or for other reasons by one or more of our current distributors could have a materially adverse effect on our business, financial condition, and operating results.

¤	Distributor contracts generally can be terminated on short notice.
     Although we have contracts with our distributors, the agreements are terminable by either party on short notice. On March 1, 2003, we consolidated our distribution channel by terminating our agreement with Pioneer, which accounted for 26% of our net revenues in 2002. We also consolidated our distribution channel in 2001 by terminating our agreement with Arrow, which accounted for 13% of our net revenues in 2001.
     On April 26, 2005, Avnet, Inc. (Avnet) and Memec Group Holdings Limited (Memec) announced that they had reached a definitive agreement for Avnet to acquire Memec in a stock and cash transaction. On July 5, 2005, Avnet announced that it had completed its acquisition of Memec. Unique, a sales division of Memec, accounted for 33% of our net revenues in 2004 and had been our sole distributor in North America since March 1, 2003. Even though Xilinx is Avnet’s biggest line, our transition from Unique to Avnet has been satisfactory to date. The loss of Avnet as a distributor, or a reduction in the level of design win or sales efforts, could have a materially adverse effect on our business, financial condition, or operating results.
¤	Fluctuations in inventory levels at our distributors can affect our operating results.
     Our distributors have occasionally built inventories in anticipation of significant growth in sales and, when such growth did not occur as rapidly as anticipated, substantially reduced the amount of product ordered from us in subsequent quarters. Such a slowdown in orders generally reduces our gross margin on future sales of newer products because we are unable to take advantage of any manufacturing cost reductions while the distributor depletes its inventory at lower average selling prices.
●	We are subject to all of the risks and uncertainties associated with the conduct of international business.
£	We depend on international operations for almost all of our products.
     We purchase almost all of our wafers from foreign foundries and have almost all of our commercial products assembled, packaged, and tested by subcontractors located outside the United States. These activities are subject to the uncertainties associated with international business operations, including trade barriers and other restrictions, changes in trade policies, governmental regulations, currency exchange fluctuations, reduced protection for intellectual property, war and other military activities, terrorism, changes in social, political, or economic conditions, and other disruptions or delays in production or shipments, any of which could have a materially adverse effect on our business, financial condition, or operating results.
£	We depend on international sales for a substantial portion of our revenues.
     Sales to customers outside North America accounted for 45% of net revenues in 2004, and we expect that international sales will continue to represent a significant portion of our total revenues. International sales are subject to the risks described above as well as generally longer payment cycles, greater difficulty collecting accounts receivable, and currency restrictions. We also maintain foreign sales offices to support our international customers, distributors, and sales representatives, which are subject to local regulation. In addition, international sales are subject to the export laws and regulations of the United States and other countries. Past changes in United States export laws that required us to obtain additional export licenses have sometimes caused significant shipment delays. Any future restrictions or charges imposed by the United States or any other country on our international sales or sales offices could have a materially adverse effect on our business, financial condition, or operating results.

●	Our revenues and operating results may be adversely affected by downturns or other changes in the general economy, in the semiconductor industry, in our major markets, or at our major customers.
     We have experienced substantial period-to-period fluctuations in revenues and operating results due to conditions in the overall economy, in the general semiconductor industry, in our major markets, and at our major customers. We may again experience these fluctuations, which could be adverse and may be severe.
£	Our revenues and operating results may be adversely affected by future downturns in the semiconductor industry.
     The semiconductor industry historically has been cyclical and periodically subject to significant economic downturns, which are characterized by diminished product demand, accelerated price erosion, and overcapacity. Beginning in the fourth quarter of 2000, we experienced (and the semiconductor industry in general experienced) reduced bookings and backlog cancellations due to excess inventories at communications, computer, and consumer equipment manufacturers and a general softening in the overall economy. During this downturn, which was severe and prolonged, we experienced lower revenues, which had a substantial negative effect on our operating results. Any future downturns in the semiconductor industry may likewise have an adverse effect on our business, financial condition, or operating results.
£	Our revenues and operating results may be adversely affected by future downturns in the communications market.
     We estimate that sales of our products to customers in the communications market accounted for 27% of our net revenues for 2004, 26% for 2003, and 25% for 2002, compared with 49% for 2001 and 56% for 2000. Like the semiconductor industry in general, the communications market has been cyclical and periodically subject to significant downturns. Beginning with the fourth quarter of 2000, the communications market suffered its worst downturn in recent history. As a result, we experienced reduced revenues and operating results. Any future downturns in the communications market may likewise have an adverse effect on our revenues and operating results.
£	Our revenues and operating results may be adversely affected by future downturns in the military and aerospace market.
     We estimate that sales of our products to customers in the military and aerospace industries, which carry higher overall gross margins than sales of products to other customers, accounted for 36% of our net revenues for 2004 and 2003, compared with 41% for 2002 and 26% for 2001. In general, we believe that the military and aerospace industries have accounted for a significantly greater percentage of our net revenues since the introduction of our Rad Hard FPGAs in 1996 and our Rad Tolerant FPGAs in 1998. Any future downturn in the military and aerospace market could have a materially adverse effect on our revenues and operating results.
£	Our revenues and operating results may be adversely affected by changes in the military and aerospace market.
     In 1994, Secretary of Defense William Perry directed the Department of Defense to avoid government-unique requirements when making purchases and rely more on the commercial marketplace. We believe that this trend toward the use of “off-the-shelf” products has on balance helped our business. However, if this trend continued to the point where defense contractors customarily purchased commercial-grade parts rather than military-grade parts, the revenues and gross margins that we derive from sales to customers in the military and aerospace industries would erode, which could have a materially adverse effect on our business, financial condition, and operating results. On the other hand, there are some signs that this trend toward the use of “off-the-shelf” products is reversing. If defense contractors were to use more customized “hard-wired” ASICs and fewer off-the-shelf products, the revenues and gross margins that we derive from sales to customers in the military and aerospace industries may erode, which could also have a materially adverse effect on our business, financial condition, and operating results.

£	Our revenues and operating results may be adversely affected by future downturns at any our major customers.
     A relatively small number of customers are responsible for a significant portion our net revenues. We have experienced periods in which sales to one or more of our major customers declined significantly as a percentage of our net revenues. For example, Lockheed Martin accounted for 4% of our net revenues during 2004, compared with 11% during 2003. We believe that sales to a limited number of customers will continue to account for a substantial portion of net revenues in future periods. The loss of a major customer, or decreases or delays in shipments to major customers, could have a materially adverse effect on our business, financial condition, and operating results.
●   Any acquisition we make may harm our business, financial condition, or operating results.
     We have a mixed history of success in our acquisitions. For example:
▶	In 1999, we acquired AGL for consideration valued at $7.2 million. We acquired AGL for technology used in the unsuccessful development of an SRAM-based FPGA.

▶	In 2000, we acquired Prosys Technology, Inc. (Prosys) for consideration valued at $26.2 million. We acquired Prosys for technology used in our VariCore EPGA logic core, which was introduced in 2001 but for which no market emerged.

▶	Also in 2000, we completed our acquisition of GateField for consideration valued at $45.7 million. We acquired GateField for its Flash technology and ProASIC FPGA family. We introduced the second-generation ProASIC PLUS product family in 2002, the third-generation ProASIC3/E families in 2005, and are currently the only company offering FPGAs with a nonvolatile, reprogrammable architecture.
     In pursuing our business strategy, we may acquire other products, technologies, or businesses from third parties. Identifying and negotiating these acquisitions may divert substantial management time away from our operations. An acquisition could absorb substantial cash resources, require us to incur or assume debt obligations, and/or involve the issuance of additional Actel equity securities. The issuance of additional equity securities may dilute, and could represent an interest senior to, the rights of the holders of our Common Stock. An acquisition could involve significant write-offs (possibly resulting in a loss for the fiscal year(s) in which taken) and would require the amortization of any identifiable intangibles over a number of years, which would adversely affect earnings in those years. Any acquisition would require attention from our management to integrate the acquired entity into our operations, may require us to develop expertise outside our existing business, and could result in departures of management from either us or the acquired entity. An acquired entity could have unknown liabilities, and our business may not achieve the results anticipated at the time of the acquisition. The occurrence of any of these circumstances could disrupt our operations and may have a materially adverse effect on our business, financial condition, or operating results.
●	Changing accounting, corporate governance, public disclosure, or tax rules or practices could have a materially adverse effect on our business, financial condition, or operating results.
     Pending or new accounting pronouncements, corporate governance or public disclosure requirements, or tax regulatory rulings could have an impact, possibly material and adverse, on our business, financial condition, or operating results. Any change in accounting pronouncements, corporate governance or public disclosure requirements, or taxation rules or practices, as well as any change in the interpretation of existing pronouncements, requirements, or rules or practices, may call into question our SEC or tax filings and could affect our reporting of transactions completed before the change.

£	Proposed changes in accounting for equity compensation could adversely affect our operating results and our ability to attract and retain employees.
     In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment: An Amendment of FASB Statements No. 123 and 95.” SFAS No. 123(R) eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and will instead require companies to recognize compensation expense using a fair-value based method for costs related to share-based payments, including stock options and employee stock purchase plans. We will be required to implement the standard no later than the fiscal year that begins January 2, 2006, and we expect that the adoption of SFAS No. 123(R) will have a material effect on our consolidated operating results and earnings per share.
     In addition, we historically have used stock options as a key component of employee compensation in order to align employees’ interests with the interests of our shareholders, encourage employee retention, and provide competitive compensation packages. To the extent that SFAS No. 123(R) or other new regulations make it more difficult or expensive to grant options to employees, we may incur increased compensation costs, change our equity compensation strategy, or find it difficult to attract, retain, and motivate employees. Any of these results could materially and adversely affect our business and operating results.
£	Compliance with the Sarbanes-Oxley Act of 2002 and related corporate governance and public disclosure requirements has resulted in significant additional expense and uncertainty.
     Changing laws, regulations, and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new SEC regulations and Nasdaq National Market rules, have resulted in significant additional expense and uncertainty. We are committed to maintaining high standards of corporate governance and public disclosure, and therefore intend to invest the resources necessary to comply with evolving laws, regulations, and standards. This investment may result in increased general and administrative expenses as well as a diversion of management time and attention from revenue-generating activities to compliance activities. These new or changed laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity. As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. If our efforts to comply with new or changed laws, regulations, and standards differ from the activities intended by regulatory or governing bodies, we might be subject to lawsuits or sanctions or investigation by regulatory authorities, such as the SEC or The Nasdaq National Market, and our reputation may be harmed.
     We evaluated our internal controls systems in order to allow management to report on, and our independent public accountants to attest to, our internal controls, as required by Section 404 of the Sarbanes-Oxley Act. In performing the system and process evaluation and testing required to comply with the management certification and auditor attestation requirements of Section 404, we incurred significant additional expenses, which adversely affected our operating results and financial condition and diverted a significant amount of management’s time. While we believe that our internal control procedures are adequate, we may not be able to continue complying with the requirements relating to internal controls or other aspects of Section 404 in a timely fashion. If we were not able to comply with the requirements of Section 404 in a timely manner in the future, we may be subject to lawsuits or sanctions or investigation by regulatory authorities. Any such action could adversely affect our financial results and the market price of our Common Stock. In any event, we expect that we will continue to incur significant expenses and diversion of management’s time to comply with the management certification and auditor attestation requirements of Section 404.

●	We may face significant business and financial risk from claims of intellectual property infringement asserted against us, and we may be unable to adequately enforce our intellectual property rights.
     As is typical in the semiconductor industry, we are notified from time to time of claims that we may be infringing patents owned by others. As we sometimes have in the past, we may obtain licenses under patents that we are alleged to infringe. Although patent holders commonly offer licenses to alleged infringers, we may not be offered a license for patents that we are alleged to infringe or we may not find the terms of any offered licenses acceptable. We may not be able to resolve any claim of infringement, and the resolution of any claim may have a materially adverse effect on our business, financial condition, or operating results.
     Our failure to obtain a license for technology allegedly used by us could result in litigation. In addition, we have agreed to defend our customers from and indemnify them against claims that our products infringe the patent or other intellectual rights of third parties. All litigation, whether or not determined in our favor, can result in significant expense and divert the efforts of our technical and management personnel. In the event of an adverse ruling in any litigation involving intellectual property, we could suffer significant (and possibly treble) monetary damages, which could have a materially adverse effect on our business, financial condition, or operating results. We may also be required to discontinue the use of infringing processes; cease the manufacture, use, and sale or licensing of infringing products; expend significant resources to develop non-infringing technology; or obtain licenses under patents that we are infringing. In the event of a successful claim against us, our failure to develop or license a substitute technology on commercially reasonable terms could also have a materially adverse effect on our business, financial condition, and operating results.
     We have devoted significant resources to research and development and believe that the intellectual property derived from such research and development is a valuable asset important to the success of our business. We rely primarily on patent, trademark, and copyright laws combined with nondisclosure agreements and other contractual provisions to protect our proprietary rights. The steps we have taken may not be adequate to protect our proprietary rights. In addition, the laws of certain territories in which our products are developed, manufactured, or sold, including Asia and Europe, may not protect our products and intellectual property rights to the same extent as the laws of the United States. Our failure to enforce our patents, trademarks, or copyrights or to protect our trade secrets could have a materially adverse effect on our business, financial condition, or operating results.
●	We may be unable to attract or retain the personnel necessary to successfully develop our technologies, design our products, or operate, manage, or grow our business.
     Our success is dependent in large part on our ability to attract and retain key managerial, engineering, marketing, sales, and support employees. Particularly important are highly skilled design, process, software, and test engineers involved in the manufacture of existing products and the development of new products and processes. The failure to recruit employees with the necessary technical or other skills or the loss of key employees could have a materially adverse effect on our business, financial condition, or operating results. From time to time we have experienced growth in the number of our employees and the scope of our operations, resulting in increased responsibilities for management personnel. To manage future growth effectively, we will need to attract, hire, train, motivate, manage, and retain a growing number of employees. During strong business cycles, we expect to experience difficulty in filling our needs for qualified engineers and other personnel. Any failure to attract and retain qualified employees, or to manage our growth effectively, could delay product development and introductions or otherwise have a materially adverse effect on our business, financial condition, or operating results.
●	We have some arrangements that may not be neutral toward a potential change of control and our Board of Directors could adopt others.
     We have adopted an Employee Retention Plan that provides for payment of a benefit to our employees who hold unvested stock options in the event of a change of control. Payment is contingent upon the employee remaining employed for six months after the change of control (unless the employee is terminated without cause during the six months). Each of our executive officers has also entered into a Management Continuity Agreement, which provides for the acceleration of stock options unvested at the time of a change of control in the event the executive officer’s employment is actually or constructively terminated other than for cause following the change of control. While these arrangements are intended to make executive officers and other employees neutral towards a potential change of control, they could have the effect of biasing some or all executive officers or employees in favor of a change of control.
     Our Articles of Incorporation authorize the issuance of up to 5,000,000 shares of “blank check” Preferred Stock with designations, rights, and preferences determined by our Board of Directors. Accordingly, our Board is empowered, without approval by holders of our Common Stock, to issue Preferred Stock with dividend, liquidation, redemption, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our Common Stock. Issuance of Preferred Stock could be used to discourage, delay, or prevent a change in control. In addition, issuance of Preferred Stock could adversely affect the market price of our Common Stock.
     On October 17, 2003, our Board of Directors adopted a Shareholder Rights Plan. Under the Plan, we issued a dividend of one right for each share of Common Stock held by shareholders of record as of the close of business on November 10, 2003. The provisions of the Plan can be triggered only in certain limited circumstances following the tenth day after a person or group announces acquisitions of, or tender offers for, 15% or more of our Common Stock. The Shareholder Rights Plan is designed to guard against partial tender offers and other coercive tactics to gain control of Actel without offering a fair and adequate price and terms to all shareholders. Nevertheless, the Plan could make it more difficult for a third party to acquire Actel, even if our shareholders support the acquisition.
●	Our stock price may decline significantly, possibly for reasons unrelated to our operating performance.
     The stock markets broadly, technology companies generally, and our Common Stock in particular have experienced extreme price and volume volatility in recent years. Our Common Stock may continue to fluctuate substantially on the basis of many factors, including:
▶	quarterly fluctuations in our financial results or the financial results of our competitors or other semiconductor companies;

▶	changes in the expectations of analysts regarding our financial results or the financial results of our competitors or other semiconductor companies;

▶	announcements of new products or technical innovations by us or by our competitors; or

▶	general conditions in the semiconductor industry, financial markets, or economy.
●	If our stock price declines sufficiently, we would write down our goodwill, which may have a materially adverse affect on our operating results.
     We account for goodwill and other intangible assets under SFAS No. 142, “Goodwill and Other Intangible Assets.” Under this standard, goodwill is tested for impairment annually or more frequently if certain events or changes in circumstances indicate that the carrying amount of goodwill exceeds its implied fair value. The two-step impairment test identifies potential goodwill impairment and measures the amount of a goodwill impairment loss to be recognized (if any). The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. We are a single reporting unit under SFAS No. 142, so we use the enterprise approach to compare fair value with book value. Since the best evidence of fair value is quoted market prices in active markets, we use our market capitalization as the basis for the measurement. As long as our market capitalization is greater than our book value and we remain a single reporting unit, our goodwill will be considered not impaired, and the second step of the impairment test will be unnecessary. If our market capitalization were to fall below our book value, we would proceed to the second step of the goodwill impairment test, which measures the amount of impairment loss by comparing the implied fair value of our goodwill with the carrying amount of our goodwill. As long as we remain a single reporting entity, we believe that the difference between the implied fair value of our goodwill and the carrying amount of our goodwill would equal the difference between our market capitalization and our book value. Accordingly, if our market capitalization fell below our book value and we remained a single reporting unit, we expect that we would write down our goodwill, and recognize a goodwill impairment loss, equal to the difference between our market capitalization and our book value.

THE OFFER
     1. Eligibility.
     You are an “eligible employee” if you are a United States employee, including an executive officer, of Actel and you remain employed by Actel or a successor entity through the date on which the exchanged options are cancelled. However, John East (our President and Chief Executive Officer) and the non-employee members of our Board of Directors are not eligible to participate in the offer. Our directors and executive officers are listed on Schedule A to this offer.
     To receive a grant of restricted stock units, you must remain employed by Actel or a successor entity through the restricted stock unit grant date, which will be the same U.S. business day as the cancellation date. If you do not remain employed by Actel or a successor entity through the restricted stock unit grant date, you will keep your current eligible options and they will vest and expire in accordance with their terms. If we do not extend the offer, the restricted stock unit grant date will be January 3, 2006. Your employment with Actel will remain “at will” and can be terminated by you or us at any time, with or without cause or notice. In order to vest in your restricted stock unit and receive the shares subject to the award, you must remain an employee or other service provider through each relevant vesting date.
2.	Number of options; expiration date.
     Subject to the terms and conditions of this offer, we will accept for exchange outstanding, unexercised options with an exercise price greater than or equal to $19.73 granted under our 1986 Equity Incentive Plan (formerly the 1986 Incentive Stock Option Plan (as amended and restated)), our 1995 Employee and Consultant Stock Plan, as amended and restated, GateField Corporation’s 1993 Stock Option Plan, GateField Corporation’s 1996 Stock Option Plan, as amended and GateField Corporation’s 1999 Stock Option Plan (collectively referred to as the “Plans”) that are held by eligible employees and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date. In order to be eligible, options must be outstanding on the expiration date.
     You may not pick and choose which of your eligible option grants you wish to exchange. If you elect to participate in this offer, you must exchange all of your eligible option grants. Except for options that are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), we are not accepting partial tenders of option grants. However, if you elect to participate in this offer, you must exchange the remaining portion of any option grant that you have partially exercised.
     For example and except as otherwise described below, if you hold (1) an eligible option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 3,000 shares, you must either elect to exchange all outstanding options with an exercise price per share greater than or equal to $19.73 or none of your option grants with an exercise price per share greater than or equal to $19.73. These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant to exchange only the shares under the second and third option grants but not under the first option grant.
     As discussed above, this rule will not apply to the portion of any option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and which is beneficially owned by a person who is not an employee of Actel. Any such portion of an option grant may not be exchanged in this offer to exchange (even if title to that portion of the option grant is held by an eligible employee). However, the portion beneficially owned by the eligible employee may be tendered in the offer to exchange if eligible; such portion must be tendered for all remaining outstanding shares. For instance, if the option grant to purchase 3,000 shares in the example above is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to participate in the offer and exchange the portion of the option grant that you beneficially own covering the outstanding 1,500 shares as well as the two other option grants, or you may elect not to participate in the offer at all. Your only choices with respect to this offer are to participate or not to participate.
     If you participate in this offer, you must exchange all of your options that were granted to you with an exercise price per share greater than or equal to $19.73. For example, if you received an option grant in January 2000 with an exercise price per share of $21.93 and a grant in May 2002 with an exercise price per share of $27.97 and you want to exchange your May 2002 option grant, you also must exchange your January 2000 option grant.
     Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled and you will be granted restricted stock units as follows:
•	Exchanged options granted with an exercise price per share greater than or equal to $19.73, but less than or equal to $19.91, will be replaced with restricted stock units at an exchange ratio of one (1) restricted stock unit for every three (3) exchanged options;

•	Exchanged options granted with an exercise price per share greater than or equal to $20.125, but less than or equal to $24.759, will be replaced with restricted stock units at an exchange ratio of one (1) restricted stock unit for every three and one half (3.5) exchanged options;

•	Exchanged options granted with an exercise price per share greater than or equal to $25.00, but less than or equal to $54.45, will be replaced with restricted stock units at an exchange ratio of one (1) restricted stock unit for every five and one half (5.5) exchanged options.
     For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one share of our Common Stock. For purposes of applying the exchange ratios, fractional restricted stock units will be rounded up to the nearest whole restricted stock unit on a grant by grant basis.
     The exchange ratios apply to each of your option grants separately. This means that the various options you have received may be subject to different exchange ratios.
     Example 1
If you exchange 5,000 options with an exercise price per share of $19.73, you will receive 1,667 restricted stock units.
     Example 2
If you exchange 5,000 options with an exercise price per share of $24.759, you will receive 1,429 restricted stock units.

     Example 3
If you exchange 5,000 options with an exercise price per share of $25.00, you will receive 910 restricted stock units.
     Example 4
If you exchange (i) 1,000 options that were granted in March 2002 with an exercise price per share of $19.73 and (ii) 1,000 options that were granted in February 2000 with an exercise price per share of $27.50, then all of the following apply:
•	If you wish to exchange your February 2000 option, you must also exchange your March 2002 option.

•	In exchange for the options granted in March 2002, you will receive 334 restricted stock units.

•	In exchange for the options granted in February 2000, you will receive 182 restricted stock units.
     All restricted stock units will be subject to the terms of our 1986 Equity Incentive Plan, and to a restricted stock unit agreement entered into between you and Actel. The current form of restricted stock unit agreement under the 1986 Equity Incentive Plan is attached as an exhibit to the Schedule TO with which this offer has been filed.
     The expiration date for this offer will be 5:00 p.m., Pacific Time, on January 3, 2006, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 15 of this offer to exchange for a description of our rights to extend, terminate and amend the offer.
3.	Purposes of the offer.
      The purpose of this offer is to provide meaningful equity compensation to eligible employees in a manner that rewards and motivates our employees while recognizing the interests of our other stakeholders.
      Some of our outstanding options have exercise prices that are significantly higher than the current market price of our stock. Because these options are “underwater,” they are not yielding the intended levels of retention or incentive for our eligible employees. By exchanging underwater options for restricted stock units, we are seeking to provide our employees with meaningful equity compensation while reducing the number of underwater options outstanding.
      By compensating our employees with restricted stock units instead of options, eligible employees will have the opportunity to receive (upon vesting) actual stock with a more certain value than stock options. Unlike stock options, which have the incidental benefit of raising capital for the Company when they are exercised, restricted stock units will actually result in cash outflow for the Company as a result of the automatic redemption feature of the restricted stock units.

      Restricted stock units provide value to our employees whether or not our common stock has appreciated since the grant date. The fact that employees will hold the same security as our other shareholders means that employees will be affected by increases and decreases in the market value of our stock in the same manner as our shareholders. We believe that this alignment of interests will help build value for both employees and shareholders.
      We believe that this offer will also help us use our employee compensation resources more efficiently. Stock options represent potential future issuance of shares, which results in dilution of shareholder interests. The measure of stock option usage is called “overhang,” defined most simply as stock options granted as a percentage of the total shares outstanding. The exchange ratios selected for this offer are expected to decrease the total number of options outstanding and therefore reduce the potential dilution associated with our employee compensation.
     Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:
•	Any extraordinary transaction, such as a merger, reorganization or liquidation involving Actel;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	Any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our Common Stock being delisted from the Nasdaq National Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the Exchange Act);

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.
     Neither we nor our Board of Directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to exchange options.
     Proper Election to Exchange Options.
     Participation in this offer is voluntary. To participate in this offer, you must, in accordance with the instructions of the election form, complete and sign the attached election form and deliver it by facsimile to Jenny Tiscareño, our Manager, Compensation, Benefits and HRIS, at (650) 318-2550 or hand deliver it to Tiscareño at Actel Corporation, 2061 Stierlin Court, Mountain View, CA 94043 before 5:00 p.m. Pacific Time, on January 3, 2006. Jenny Tiscareño must receive the properly completed and signed election forms before the expiration date. The expiration date will be 5:00 p.m., Pacific Time, on January 3, 2006, unless we extend the offer.
     If you participate in this offer, you must exchange all options we granted to you with an exercise price per share greater than or equal to $19.73. To help you recall your outstanding eligible option grants and give you the tools to make an informed decision, we will distribute to you a summary of your outstanding stock options.
     Your election to participate becomes irrevocable after 5:00 p.m., Pacific Time, on January 3, 2006, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Time, on January 27, 2006, you may withdraw your options at any time thereafter. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.
     The delivery of all documents, including election forms, is at your risk. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and/or any withdrawal form. Only responses that are complete, signed and actually received by Jenny Tiscareño by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express, are not permitted.
     This is a one time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, including the requirement that a minimum of 3,000,000 options are tendered for exchange, we will accept all properly tendered options promptly after the expiration of this offer.
     Our receipt of your election form is not by itself an acceptance of your options for exchange. We will give oral or written notice to the option holders generally of our acceptance of options for exchange promptly after the expiration date. We may issue this notice of acceptance by press release, e-mail or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be January 3, 2006.
Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.
     We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.
     Our acceptance constitutes an agreement.
     Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between Actel and you upon the terms and subject to the conditions of this offer.
5.	Withdrawal rights and change of election.
     You may withdraw all of the options that you previously elected to exchange only in accordance with the provisions of this section.
     You may withdraw all of the options that you previously elected to exchange at any time before the expiration date, which is expected to be 5:00 p.m., Pacific Time, on January 3, 2006. If we extend the offer, you may withdraw your options at any time until the extended expiration date.
     In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on January 27, 2006, you may withdraw your options at any time thereafter.
     To validly withdraw the options that you previously elected to exchange, you must deliver to Jenny Tiscareño via facsimile (650) 318-2550 or by hand to Jenny Tiscareño at Actel Corporation, 2061 Stierlin Court, Mountain View, CA 94043 while you still have the right to withdraw the options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.
     If you withdraw your eligible options, you may again elect to participate at any time before the expiration date. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange all eligible options before the expiration date. To re-elect to exchange all of your eligible options, you must submit a new election form to Jenny Tiscareño before the expiration date by following the procedures described in Section 4 of this offer to exchange. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form.
     Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.
     The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. We intend to confirm the receipt of your withdrawal form and/or any election form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your withdrawal form and/or any election form. Only responses that are complete, signed and actually received by Jenny Tiscareño by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express, are not permitted.
6.	Acceptance of options for exchange and issuance of restricted stock units.
     Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be January 3, 2006.
     Subject to our rights to terminate the offer, discussed in Section 15 of this offer to exchange, we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn. We will give oral or written notice to the option holders generally of our acceptance for exchange of the options; however, the offer is conditioned upon a minimum of 3,000,000 options being tendered for exchange. This notice may be made by press release, e-mail or other method of communication.
     We will grant the restricted stock units on the restricted stock unit grant date, which is the same U.S. business day as the cancellation date. We expect the restricted stock unit grant date to be January 3, 2006. All restricted stock units will be granted under our 1986 Equity Incentive Plan and will be subject to a restricted stock unit agreement between you and Actel. The number of restricted stock units you will receive will be determined in accordance with the exchange ratios described in Section 2 of this offer to exchange. Promptly after the expiration date, we will send you your restricted stock unit grant agreement. You will receive the shares subject to the restricted stock unit award when and if your award vests, in accordance with the vesting schedule described in Section 2 of this offer to exchange.
     Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.
7.	Conditions of the offer.
     We will not complete this offer or accept any options tendered for exchange if, as of the expiration date of the offer, a minimum of 3,000,000 options have not been tendered for exchange in this offer. Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e 4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:
•	There shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;
•	Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute,

rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this offer to exchange for a description of the contemplated benefits of the offer to us);
•	There shall have occurred:
•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor’s 500 Index from the date of commencement of the exchange offer,

•	the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer, or

•	if any of the situations described above existed at the time of commencement of the exchange offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer;
•	A tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding Common Stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that:
•	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of Common Stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the exchange offer,
•	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional Common Stock constituting more than 1% of our outstanding shares, or
•	any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of Common Stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of eligible options;
•	There shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12);

•	A tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding Common Stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this offer to exchange for a description of the contemplated benefits of the offer to us); or

•	Any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq National Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to Actel.
     If any of the above events occur, we may:
•	Terminate the exchange offer and promptly return all tendered eligible options to tendering holders;

•	Complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended exchange offer expires;

•	Amend the terms of the exchange offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.
     The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price range of shares underlying the options.
     The Actel Common Stock that underlies your options is traded on the Nasdaq National Market under the symbol “ACTL.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our Common Stock as reported by the Nasdaq National Market.

	High	Low
Fiscal Year Ending January 3, 2006
3rd Quarter	$15.98	$13.35
2nd Quarter	$15.54	$13.65
1st Quarter	$18.64	$14.78
Fiscal Year Ended January 2, 2005
4th Quarter	$18.19	$13.54
3rd Quarter	$17.46	$13.02
2nd Quarter	$23.98	$16.62
1st Quarter	$28.51	$20.14
Fiscal Year Ended January 4, 2004
4th Quarter	$28.60	$22.40
3rd Quarter	$29.35	$22.28
2nd Quarter	$23.00	$16.80
1st Quarter	$19.05	$14.26
     On November 18, 2005, the last reported sale price of our Common Stock, as reported by the Nasdaq National Market, was $14.16 per share.
     You should evaluate current market quotes for our Common Stock, among other factors, before deciding whether or not to accept this offer.
9.	Source and amount of consideration; terms of restricted stock units.
     Consideration.
     We will issue restricted stock units in exchange for eligible outstanding options properly elected to be exchanged by you and accepted by us for such exchange. Restricted stock units are awards under which Actel promises to issue shares of Common Stock in the future, provided the vesting criteria are satisfied. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive restricted stock units based on exchange ratios described in Section 2 of this offer to exchange and fractional restricted stock units will be rounded up to the nearest whole restricted stock unit on a grant by grant basis:
     If we receive and accept tenders from eligible employees of all options eligible to be tendered, subject to the terms and conditions of this offer, we will grant restricted stock units to purchase a total of approximately 1,227,805 shares of our Common Stock, or approximately 4.8% of the total shares of our Common Stock outstanding as of November 18, 2005.
     General Terms of Restricted Stock Units.
     Restricted stock units will be granted under our 1986 Equity Incentive Plan. All restricted stock units will be subject to the terms of the 1986 Equity Incentive Plan and to a restricted stock unit agreement between you and Actel. Your execution of the restricted stock unit agreement is a condition to receiving any restricted stock units. The terms and conditions of the restricted stock units may vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights. However, you should note that the vesting schedule of your restricted stock unit will differ from your exchanged option, as described below.
     The following description summarizes the material terms of our 1986 Equity Incentive Plan. Our statements in this offer to exchange concerning the plan and the restricted stock units are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the plan, and the form of restricted stock unit agreement under the plan, which have been filed as exhibits to the Schedule TO of which this offer is a part. Please contact us at Actel Corporation, 2061 Stierlin Court, Mountain View, CA, 94043-4655, U.S.A., Attention: Jenny Tiscareño (telephone: (650) 318-7564)), to receive a copy of the plan, and the form of restricted stock unit agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.
     1986 Equity Incentive Plan.
     The 1986 Equity Incentive Plan permits the granting of incentive stock options, nonstatutory stock options, restricted stock, stock appreciation rights, performance shares, performance units or restricted stock units. The maximum number of common shares subject to options currently outstanding under our 1986 Equity Incentive Plan is approximately 8,235,909 shares. The maximum aggregate number of shares that may be optioned and sold under the 1986 Equity Incentive Plan is increased annually on the first day of each of the Company’s fiscal years in an amount equal to 5% of the our Common Stock issued and outstanding at the close of business on the last day of the fiscal year. Based on the total number of shares of our Common Stock outstanding as of November 18, 2005, that would be approximately 1,270,000 options. The 1986 Equity Incentive Plan is administered by our Board of Directors or a committee appointed by our Board of Directors, which we refer to as the administrator. Subject to the other provisions of the plan, the administrator has the power to determine the terms, conditions and restrictions of the restricted stock units granted, including the number of restricted stock units, the form of payout and the vesting criteria.
     Exercise Price.
     The purchase price, if any, of a restricted stock unit granted under the 1986 Equity Incentive Plan generally is determined by the Administrator. The purchase price of a restricted stock unit granted under this offer will be the par value of our Common Stock which is equal to one tenth of one cent ($.001) and the par value shall be deemed paid by your past services rendered to Actel. As a result, you do not have to make any cash payment to Actel to receive your restricted stock units.
     Vesting.
     The vesting applicable to a restricted stock unit granted under the 1986 Equity Incentive Plan generally is determined by the Administrator in accordance with the terms of the plan. The restricted stock units granted under this offer will be subject to a vesting cliff, and no portion of the restricted stock units will be vested on the restricted stock unit grant date. After the vesting cliff, your restricted stock units will vest on a quarterly basis. Each restricted stock unit will vest as follows:

Total
Vesting
Option Exercise Price	Schedule	Description of Vesting Schedule

$19.73 — $24.38	2.0 years	50% of the restricted stock units will vest on December 31, 2006, and 12.5% of the restricted stock units will vest on the last day of each quarter thereafter, becoming fully vested on December 31, 2007.

$24.759	2.5 years	50% of the restricted stock units will vest on March 31, 2007, and 10% of the restricted stock units will vest on the last day of each quarter thereafter, becoming fully vested on June 30, 2008.

$25.00 — $27.125	3.0 years	50% of the restricted stock units will vest on June 30, 2007, and 8.33% of the restricted stock units will vest on the last day of each quarter thereafter, becoming fully vested on December 31, 2008.

$27.50	3.5 years	50% of the restricted stock units will vest on September 30, 2007, and 7.143% of the restricted stock units will vest on the last day of each quarter thereafter, becoming fully vested on June 30, 2009.

$28.07 — $54.45	4.0 years	50% of the restricted stock units will vest on December 31, 2007, and 6.25% of the restricted stock units will vest on the last day of each quarter thereafter, becoming fully vested on December 31, 2009.
•	As a result of the initial cliff vesting requirement, if your service with us terminates (for any reason or no reason) before the approximate halfway point of the total vesting schedule of the restricted stock unit grant date, your restricted stock units will expire unvested, and you will not be able to exercise any portion of your restricted stock units.

•	Vesting on any date is subject to your continued service to us through each relevant vesting date.

•	After the restricted stock units vest, continued employment is not required to retain the shares of Common Stock issued under the restricted stock units.

•	We will make minor modifications to the vesting schedule of any restricted stock units to eliminate fractional vesting (such that a whole number of restricted stock units will vest on each vesting date); this will be done by rounding down to the nearest whole number of restricted stock units that will vest on a particular vesting date. Fractional shares that do not vest on a particular date as a result of such rounding will be carried forward to the next scheduled vesting date.

Example #1: An option to purchase 1,000 shares at an exercise price of $19.73 is exchanged at for an award of 334 restricted stock units granted on the scheduled restricted stock unit grant date of January 3, 2006. The restricted stock units will vest as follows:
Exchanged Option:
Grant date of the exchanged option: March 14, 2002
Exercise Price of exchanged option: $19.73
Number of exchanged options: 1,000
Restricted Stock Units:
Number of restricted stock units: 334 restricted stock units (after application of the relevant exchange ratio)
Vesting schedule of the restricted stock units: 50% (167 restricted stock units) will vest on December 31, 2007; 12.5% (approximately 42 restricted stock units) will vest on the last day of each quarter thereafter (for a total of 4 quarters), subject to continued service through each relevant vesting date. The total vesting schedule is 2 years from the date the restricted stock units are granted.
Vested on restricted stock unit grant date: None
Initial Cliff Vesting Date (December 31, 2006): 167 restricted stock units (or 50% of the restricted stock units) will vest, subject to continued service, on December 31, 2006.
Remaining vesting schedule: 12.5% of the restricted stock unit grant (approximately 42 restricted stock units) will vest on the last day of each quarter thereafter, subject to continued service to Actel through each relevant vesting date.
Restricted stock units which do not vest will be forfeited to Actel.
Example #2: An option to purchase 1,000 shares at an exercise price per share of $24.759 is exchanged for an award of 286 restricted stock units granted on the scheduled restricted stock unit grant date of January 3, 2006. The restricted stock units will vest as follows:
Exchanged Option:
Grant date of the exchanged option: March 2, 2004
Exercise Price of exchanged option: $24.759
Number of exchanged options: 1,000
Restricted Stock Units:
Number of restricted stock units: 858 restricted stock units (after application of the relevant exchange ratio)

Vesting schedule of the restricted stock units: 50% (143 restricted stock units) will vest on March 31, 2007; 10% (approximately 29 restricted stock units) will vest on the last day of each quarter thereafter (for a total of 5 quarters), subject to continued service through each relevant vesting date. The total vesting schedule is 2.5 years from the date the restricted stock units are granted.
Vested on restricted stock unit grant date: None
Initial Cliff Vesting Date (March 31, 2007): 143 restricted stock units (or 50% of the restricted stock units) will vest, subject to continued service, on March 31, 2007.
Remaining vesting schedule: 10% of the restricted stock unit grant (approximately 29 restricted stock units) will vest per quarter thereafter, subject to continued service to Actel through each relevant vesting date.
Restricted stock units which do not vest will be forfeited to Actel.
Example #3: An option to purchase 1,000 shares at an exercise price per share of $27.50 is exchanged for an award of 182 restricted stock units granted on the scheduled restricted stock unit grant date of January 3, 2006. The restricted stock units will vest as follows:
Exchanged option:
Grant date of the exchanged option: February 18, 2000
Exercise Price of exchanged option: $27.50
Number of exchanged options: 1,000
Restricted stock units:
Number of restricted stock units: 182 restricted stock units (after application of the relevant exchange ratio)
Vesting schedule of the restricted stock units: 50% (143 restricted stock units) will vest on March 31, 2007; 7.143% (approximately 13 restricted stock units) will vest on the last day of each quarter thereafter (for a total of 7 quarters), subject to continued service through each relevant vesting date. The total vesting schedule is 3.5 years from the date the restricted stock units are granted.
Vested on restricted stock unit grant date: None
Initial cliff vesting date (March 31, 2007): 143 restricted stock units (or 50% of the restricted stock units) will vest, subject to continued service, on September 30, 2007.
Remaining vesting schedule: 7.143% of the restricted stock unit grant (approximately 13 restricted stock units) will vest per quarter thereafter, subject to continued service to Actel through each relevant vesting date.
Restricted stock units which do not vest will be forfeited to Actel.

     The administrator of the 1986 Equity Incentive Plan will have the discretion to accelerate the vesting of restricted stock units, which is the same discretion it has to accelerate the vesting of eligibile options. However, any such accelerated restricted stock unit is required to be paid out in accordance with the original vesting schedule of the restricted stock unit, as if the vesting schedule was still in effect. The payouts on any such accelerated restricted stock unit will occur regardless of whether the holder remains an Actel employee or other service provider on the scheduled payout date.
     Form of Payout.
     The administrator of the 1986 Equity Incentive Plan generally determines the form of payout of restricted stock units granted under the 1986 Equity Incentive Plan, which may be in cash, shares of Actel Common Stock or a combination of the two. Restricted stock units granted under this offer and subsequently earned by a recipient will be paid out in shares of our Common Stock. Actel may, in our discretion, withhold a portion of the vested restricted stock units that have an aggregate market value sufficient to pay the minimum federal, state and local income, employment and any other applicable taxes required to be withheld by us. Although not obligated to do so, Actel intends to automatically redeem a sufficient number of shares of Common Stock issued when restricted stock units vest to satisfy the applicable tax withholding obligations.
     Adjustments Upon Certain Events.
     Events Occurring before the New Option Grant Date. Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if Actel is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no restricted stock units in exchange for them. If Actel is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new restricted stock units, including any adjustments to the purchase price and number of shares that will be subject to the restricted stock units. Under such circumstances, the type of security and the number of shares covered by your restricted stock unit award would be adjusted based on the consideration per share given to holders of our Common Stock in connection with the acquisition. As a result of this adjustment, you may receive restricted stock units covering more or fewer shares of the acquiror’s Common Stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the restricted stock units if no acquisition had occurred.
     A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our Common Stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our Common Stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.
     Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this option exchange program. Termination of your employment for this or any other reason before the restricted stock unit grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any restricted stock units or other benefit for your tendered options.
     We are currently in the process of amending the Actel Amended and Restated Employee Retention Plan to provide that a participant in the Amended and Restated Employee Retention Plan would be eligible to receive retention payments in addition to the retention payments currently offered under the Amended and Restated Employee Retention Plan, with regard to a participant’s restricted stock units

     Events Occurring after the Restricted Stock Unit Grant Date. If a change in our capitalization, such as a stock split, reverse stock split, stock dividend, combination or reclassification or other similar event, occurs after the restricted stock unit grant date, an appropriate adjustment will be made to the number and purchase price of shares subject to each restricted stock unit, without any change in the aggregate purchase price.
     If we liquidate or dissolve, your outstanding restricted stock units will terminate immediately before the consummation of the liquidation or dissolution. The administrator may, however, provide that any restricted stock unit may become fully vested, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated.
     Our 1986 Equity Incentive Plan provides that if we merge or if our property or stock is acquired by another corporation, each restricted stock unit may be assumed by the successor corporation or an equivalent restricted stock right may be substituted for the restricted stock right by the successor corporation. If a restricted stock right is not so assumed or substituted for, the administrator will notify the participant that the restricted stock units accelerate and become fully exercisable.
     Transferability of Restricted Stock Units.
     Restricted stock units generally may not be transferred, other than by will or the laws of descent and distribution, unless the administrator indicates otherwise in your restricted stock unit agreement. In the event of your death, any person who acquires the right to exercise the restricted stock units by bequest or inheritance may exercise issued restricted stock units.
     Registration of Shares Underlying Restricted Stock Units.
     All of the shares of Actel Common Stock issuable upon exercise of restricted stock units have been registered under the U.S. Securities Act of 1933, as amended (the Securities Act) on registration statements on Form S 8 filed with the SEC. Unless you are an employee who is considered an affiliate of Actel for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your restricted stock units free of any transfer restrictions under applicable U.S. securities laws.
      U.S. Federal Income Tax Consequences.
     You should refer to Section 14 of this offer for a discussion of the U.S. federal income tax consequences of the restricted stock units and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a citizen or resident of the United States, but are also subject to the tax laws of another non U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.
10.	Information concerning Actel.
     Our principal executive offices are located at 2061 Stierlin Court, Mountain View, CA 94043-4655 U.S.A., and our telephone number is (650) 318 4200. Questions regarding this option exchange should be directed to David L. Van De Hey at Actel at (650) 318-4429.
     We design, develop, and market field programmable gate arrays (FPGAs) and supporting products and services. FPGAs are used by manufacturers of automotive, communications, computer, consumer, industrial, military and aerospace, and other electronic systems to differentiate their products and get them to market faster. We are the leading supplier of FPGAs based on Flash and antifuse technologies. Our strategy is to offer innovative solutions to markets in which our technologies have a competitive advantage, including the value-based and high-reliability FPGA markets. In support of our FPGAs, we offer intellectual property (IP) products; design and development software; programming hardware; debugging tool kits and demonstration boards; a Web-based Resource Center; and system design, online prototyping, and programming services.
     The financial information included in our annual report on Form 10 K for the fiscal year ended January 2, 2005, and our quarterly report on Form 10-Q for the fiscal quarter ended October 2, 2005, is incorporated herein by reference. Please see Section 17 of this offer to exchange entitled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.
     We had a book value per share of $10.42 at January 2, 2005. We have no fixed charges. As of November 8, 2005, 25,400,592 shares of Actel’s Common Stock were outstanding.
11.	Interests of directors and executive officers; transactions and arrangements concerning the options.
     A list of our directors and executive officers is attached to this offer to exchange as Schedule A. John East (our President and Chief Executive Officer) and the non-employee members of our Board of Directors may not participate in this offer. As of November 18, 2005, our executive officers and directors (14 persons) as a group held options unexercised and outstanding under our 1986 Equity Incentive Plan to purchase a total of 3,075,797 of our shares, which represented approximately 37.3% of the shares subject to all options outstanding under our 1986 Equity Incentive Plan as of that date. As of the same date, our executive officers and directors as a group held options unexercised and outstanding under our 1995 Employee and Consultant Stock Plan to purchase a total of 70,367 of our shares, which represented approximately 6.6% of the shares subject to all options outstanding under our 1995 Employee and Consultant Stock Plan as of that date. As of the same date, our executive officers and directors as a group held no options unexercised and outstanding under the GateField Corporation 1993 Stock Option Plan, the GateField Corporation 1996 Stock Option Plan, or the GateField Corporation 1999 Stock Option Plan.
     The following tables below sets forth the beneficial ownership of each of our executive officers and directors of options under the Plans outstanding as of November 18, 2005. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase shares of our Common Stock under our 1986 Equity Incentive Plan, which was 8,235,909 as of November 18, 2005, our 1995 Employee and Consultant Stock Plan, which was 1,070,677 as of November 18, 2005, the GateField Corporation 1993 Stock Option Plan, which was 8,208 as of November 18, 2005, the GateField Corporation 1996 Stock Option Plan, which was 8,915 as of November 18, 2005 and the GateField Corporation 1999 Stock Option Plan, which was 50,449 as of November 18, 2005. Executive officers, other than John East (our President and Chief Executive Officer) are eligible to participate in the offer. As noted on the table, our non-employee directors are not eligible to participate in the offer.

			Percentage
			of Total
		Number of	Outstanding
		Shares	Options
		Covered by	Under the
Name	Position	the Plans	Plans
John C. East*.	President and Chief Executive Officer and Director	791,491	8.4%
Esmat Z. Hamdy.	Senior Vice President of Technology & Operations	288,000	3.1%
Jon A. Anderson	Vice President of Finance and Chief Financial Officer	255,500	2.7%
Anthony Farinaro	Vice President & General Manager of Design Services	282,000	3.0%
Paul V. Indaco	Vice President of Worldwide Sales	422,000	4.5%
Dennis G. Kish	Vice President of Marketing	355,000	3.8%
Barbara L. McArthur	Vice President of Human Resources	210,000	2.2%
Fares N. Mubarak	Vice President of Engineering	351,048	3.7%
David L. Van De Hey	Vice President & General Counsel and Secretary	191,125	2.0%
James R. Fiebiger*	Director	0	**
Jacob S. Jacobsson*	Director	0	**
J. Daniel McCranie*	Director	0	**
Henry L. Perret*	Director	0	**
Robert G. Spencer*	Director	0	**

*	Not eligible to participate in the offer.

**	Less than 1%.
     Neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our Common Stock or a restricted stock grant or purchase under the Plans, or in transactions involving our Common Stock during the past 60 days before and including November 18, 2005.
12.	Status of options acquired by us in the offer.
     Options that we acquire through the offer and that were granted under the 1986 Equity Incentive Plan and the 1995 Employee and Consultant Stock Plan will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new awards under our 1986 Equity Incentive Plan and 1995 Employee and Consultant Stock Plan, respectively. To the extent shares returning to these plans are not fully reserved for issuance upon exercise of the restricted stock units to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further shareholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed. However, the options assumed under the GateField Corporation 1993 Stock Option Plan, the GateField Corporation 1996 Stock Option Plan and the GateField Corporation 1999 Stock Option Plan and acquired through the offer will not be returned to any plan. Under the terms of the 1986 Equity Incentive Plan, every share of Common Stock subject to a restricted stock unit will count as two shares of Common Stock for purposes of calculating the number of shares available for grant under the 1986 Equity Incentive Plan.
13.	Legal matters; regulatory approvals.
     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of restricted stock units as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue restricted stock units for tendered options is subject to the conditions described in Section 7 of this offer to exchange, including the requirement that a minimum of 3,000,000 options have been tendered for exchange in this offer.
     If we are prohibited by applicable laws or regulations from granting restricted stock units on the restricted stock unit grant date, we will not grant any restricted stock units. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the restricted stock unit grant date we will not grant any restricted stock units and you will not receive any other benefit for the options you tendered and your eligible options will not be accepted for exchange.
14.	Material U.S. federal income tax consequences.
     The following is a summary of the material U.S. federal income tax consequences of the exchange of options for restricted stock units pursuant to the offer for those employees subject to U.S. federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.
     We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.
     Option holders who exchange outstanding options for restricted stock units generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.
     Restricted Stock Units.
     You generally will not have taxable income at the time you are granted a restricted stock unit. Instead, you will recognize ordinary income when the shares subject to the restricted stock unit vest and no longer can be forfeited, at which time Actel will also generally have a tax withholding obligation. The amount of ordinary income you recognize will equal the fair market value of the shares on the vesting date, less the amount, if any, you paid for the shares. Although not obligated to do so, Actel intends to automatically redeem a sufficient number of shares of Common Stock issued when restricted stock units vest to satisfy all tax withholding obligations.
     We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.
     In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.
     Stock Options.
     If you participate in this offer, your eligible options will be exchanged for restricted stock units. So that you are able to compare the tax consequences of new restricted stock units to that of your eligible options, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law.
     Incentive Stock Options.
     Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.
     If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:
•	more than 2 years after the date the incentive stock option was granted (the new option grant date); and

•	more than 1 year after the date the incentive stock option was exercised.
     If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.
     If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.
     Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than 1 year after the option was exercised.
     Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

     Nonstatutory Stock Options.
     Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.
     We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.
     Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.
     Note that as a result of the American Jobs Creation Act of 2004, options amended in a certain manner or granted with an exercise price that was lower than the fair market value of the underlying shares at the time of grant may be taxable to you before you exercise your option. As of the date of this offer, how such options will be taxed is unclear.
15.	Extension of offer; termination; amendment.
     We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.
     We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this offer to exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e 4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.
     Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange.
     The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least 10 U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least 5 U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.
     For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.
16.	Fees and expenses.
     We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.
17.	Additional information.
     This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:
1.	Our definitive proxy statement on Schedule 14A for our 2005 annual meeting of shareholders, filed with the SEC on May 4, 2005;

2.	Our quarterly reports on Form 10 Q for our fiscal quarters ended July 3, 2005 and October 2, 2005, filed with the SEC on August 12, 2005 and November 10, 2005, respectively;

3.	Our annual report on Form 10 K for our fiscal year ended January 2, 2005, filed with the SEC on March 11, 2005;

4.	Our current report on Form 8 K filed with the SEC on March 23, 2005; and

5.	The description of our Common Stock contained in our registration statement on Form 8-A filed with the SEC on October 24, 2003 and any further amendment or report filed thereafter for the purpose of updating such description.
     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1 800 SEC 0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.
     Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Actel Corporation, 2061 Stierlin Court, Mountain View, CA, 94043-4655 U.S.A., Attention: Jenny Tiscareño or telephoning Jenny Tiscareño at (650) 318-7564.
     As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.
     The information contained in this offer to exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.
18.	Financial statements.
     Attached as Schedule B to this offer are our financial statements included in our quarterly report on Form 10-Q for our fiscal quarter ended October 2, 2005, and in our annual report on Form 10 K for our fiscal year ended January 2, 2005. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this offer to exchange.
19.	Miscellaneous.
     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.
     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this offer to exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.
Actel Corporation
December 1, 2005 as amended December 19, 2005

SCHEDULE A
INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF ACTEL CORPORATION
     The directors and executive officers of Actel Corporation are set forth in the following table:

Name	Position and Offices Held
John C. East*.	President and Chief Executive Officer, and Director
Esmat Z. Hamdy.	Senior Vice President of Technology & Operations
Jon A. Anderson.	Vice President of Finance and Chief Financial Officer
Anthony Farinaro.	Vice President & General Manager of Design Services
Paul V. Indaco.	Vice President of Worldwide Sales
Dennis G. Kish.	Vice President of Marketing
Barbara L. McArthur	Vice President of Human Resources
Fares N. Mubarak.	Vice President of Engineering
David L. Van De Hey	Vice President & General Counsel and Secretary
James R. Fiebiger*.	Director
Jacob S. Jacobsson*	Director
J. Daniel McCranie*	Director
Henry L. Perret*.	Director
Robert G. Spencer*.	Director
     The address of each executive officer and director is: c/o Actel Corporation, 2061 Stierlin Court, Mountain View, CA 94043-4655 U.S.A.
     None of the non-employee directors, marked with an asterisk above, are eligible to participate in this option exchange program. Additionally, John East is not eligible to participate in this option exchange program.

A-1

SCHEDULE B
FINANCIAL STATEMENTS
OF ACTEL CORPORATION
ACTEL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	Oct. 2,	Oct. 3,	July 3,	Oct. 2,	Oct. 3,
	2005	2004	2005	2005	2004
Net revenue	$46,378	$39,439	$45,327	$135,689	$125,280
Costs and expenses:
Cost of revenues	19,033	16,036	18,560	55,509	49,587
Research and development	12,166	11,959	11,759	35,783	34,200
Selling, general, and administrative	12,204	11,637	12,667	37,708	35,300
Amortization of acquisition-related intangibles	540	662	552	1,650	1,988

Total costs and expenses	43,943	40,294	43,538	130,650	121,075

Income from operations	2,435	(855)	1,789	5,039	4,205
Interest income and other, net	1,019	821	926	2,725	2,153

Income before tax provision	3,454	(34)	2,715	7,764	6,358
Tax provision	1,216	(551)	508	1,882	797

Net income	$2,238	$517	$2,207	$5,882	$5,561

Net income per share:
Basic	$0.09	$0.02	$0.09	$0.23	$0.22

Diluted	$0.09	$0.02	$0.09	$0.23	$0.21

Shares used in computing net income per share:
Basic	25,388	25,600	25,183	25,227	25,656

Diluted	25,596	25,930	25,400	25,549	26,613

ACTEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	Oct. 2,	Jan. 2,
	2005 (1)	2005 (2)
ASSETS
Current assets:
Cash and cash equivalents	$17,288	$6,405
Short-term investments	136,349	148,297
Accounts receivable, net	30,174	17,686
Inventories, net	40,148	41,218
Deferred income taxes	22,124	22,230
Prepaid expenses and other current assets	4,893	4,831

Total current assets	250,976	240,667
Property and equipment, net	23,670	22,804
Goodwill	32,142	32,142
Other assets, net	25,939	19,677

	$332,727	$315,290

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,202	$11,397
Accrued salaries and employee benefits	5,834	6,776
Other accrued liabilities	5,753	4,364
Deferred income on shipments to distributors	29,332	23,658

Total current liabilities	52,121	46,195
Deferred compensation plan liability	3,545	3,258
Long-term royalty	7,890	—
Deferred rent liability	1,194	1,044

Total liabilities	64,750	50,497

Shareholders’ equity:
Common stock	25	25
Additional paid-in capital	191,306	188,631
Retained earnings	77,365	76,577
Accumulated other comprehensive loss	(719)	(440)

Total shareholders’ equity	267,977	264,793

	$332,727	$315,290

(1)	Unaudited.

(2)	Derived from the consolidated audited financial statements included in our report on Form 10-K for the fiscal year ended January 2, 2005 (2004 Form 10-K).
See Notes to Unaudited Condensed Consolidated Financial Statements

ACTEL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended
	Oct. 2,	Oct. 3,
	2005	2004
Operating activities:
Net income	$5,882	$5,561
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,487	7,748
Stock compensation cost recognized	—	44
Changes in operating assets and liabilities:
Accounts receivable	(12,488)	(3,780)
Inventories	1,070	1,319
Deferred income taxes	556	395
Prepaid expenses and other current assets	(62)	(856)
Accounts payable, accrued salaries and employee benefits, and other accrued liabilities	(288)	(5,371)
Deferred income on shipments to distributors	5,674	6,495

Net cash provided by operating activities	8,831	11,555
Investing activities:
Purchases of property and equipment	(7,703)	(8,341)
Purchases of available-for-sale securities	(49,912)	(137,476)
Sales and maturities of available for sale securities	61,396	133,991
Changes in other long term assets	690	(585)

Net cash provided by (used in) investing activities	4,471	(12,411)
Financing activities:
Repurchase of common stock	(9,796)	(9,626)
Issuance of common stock under employee stock plans	7,377	7,342

Net cash used in financing activities	(2,419)	(2,284)

Net increase (decrease) in cash and cash equivalents	10,883	(3,140)
Cash and cash equivalents, beginning of period	6,405	13,648

Cash and cash equivalents, end of period	$17,288	$10,508

Supplemental disclosures of cash flow information:
Cash paid during the period for taxes, net	$106	$420
Noncash transactions for long-term royalty commitment	$8,500	$—
See Notes to Unaudited Condensed Consolidated Financial Statements

ACTEL CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1.	Basis of Presentation and Summary of Significant Accounting Policies
     The accompanying unaudited condensed consolidated financial statements of Actel Corporation have been prepared in accordance with generally accepted accounting principles in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, these financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.
     Actel Corporation and its consolidated subsidiaries are referred to as “we,” “us,” “our,” or “Actel.” Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon our unaudited condensed consolidated financial statements.
     These unaudited condensed consolidated financial statements include our accounts and the accounts of our wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. These unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements included in our 2004 Form 10-K. The results of operations for the nine months ended October 2, 2005, are not necessarily indicative of results that may be expected for the entire fiscal year, which ends January 1, 2006.
     Income Taxes
     Our tax provision is based on an estimated annual tax rate in compliance with SFAS No. 109 “Accounting for Income Taxes.” Significant components affecting the tax rate include R&D credits, income from tax-exempt securities, the composite state tax rate, and recognition of certain deferred tax assets subject to valuation allowances.
     Impact of Recently Issued Accounting Standards
     In November, 2004, the FASB issued SFAS No. 151, “Inventory Costs — An Amendment to ARB No. 43, Chapter 4.” SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. Additionally, SFAS No. 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005, and is required to be adopted by Actel in the first quarter of fiscal 2006. We are evaluating the effect that the adoption of SFAS No. 151 will have on our consolidated results of operations and financial condition but do not expect it to have a material impact.
     In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123(R)), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123), and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair value. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. Actel is required to adopt SFAS No. 123(R) in the first quarter of fiscal 2006. We are evaluating the requirements of SFAS No. 123(R) and expect that the adoption of SFAS No. 123(R) will have a material effect on Actel’s consolidated results of operations and earnings per share.

ACTEL CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
2.	Stock Based Compensation
     We account for our stock option plans under the intrinsic value recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related FASB Interpretations (FINs). As the exercise price of all options granted under our stock option plans was equal to the market price of the underlying Common Stock on the grant date, our stock options had no intrinsic value on the date of grant and no stock-based employee compensation cost has been recognized in net income. The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of SFAS No. 123 to options granted under our stock option plans and Employee Stock Purchase Plan. For purposes of pro forma disclosures, the estimated fair value of our stock-based awards to employees is amortized to expense using the graded method for options and during the purchase periods for employee stock purchase rights. Our pro forma information is as follows:

	Three Months Ended			Nine Months Ended
	Oct. 2,	Oct. 3,	July 3,	Oct. 2,	Oct. 3,
	2005	2004	2005	2005	2004
	(unaudited, in thousands except per share amounts)
Net income as reported	$2,238	$517	$2,207	$5,882	$5,561
Add back:
Stock-based compensation included in reported net income	$—	$—	$—	$—	$44
Less:
Total stock-based employee compensation expense determined under the fair value method for all awards, net of tax	$(3,125)	$(3,315)	$(3,118)	$(9,711)	$(8,607)

Pro forma net loss	$(887)	$(2,798)	$(911)	$(3,829)	$(3,002)

Earnings per share as reported:
Basic	$0.09	$0.02	$0.09	$0.23	$0.22

Diluted	$0.09	$0.02	$0.09	$0.23	$0.21

Pro forma loss per share:
Basic	$(0.03)	$(0.11)	$(0.04)	$(0.15)	$(0.12)

Diluted	$(0.03)	$(0.11)	$(0.04)	$(0.15)	$(0.12)

     The fair value of each option grant, as defined by SFAS No. 123, is estimated on the date of grant using the Black-Scholes option pricing model. The Black-Scholes model was developed to estimate the fair value of freely tradable, fully transferable options without vesting or employment status restrictions. However, options granted under our stock option plans are not freely tradable, or transferable, and have vesting and employment status restrictions. As a consequence, when applied to the valuation of employee stock options, the Black-Scholes framework requires the input of assumptions, including future stock price volatility and expected time until exercise, that greatly affect the fair value estimation.

ACTEL CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
3.	Goodwill and Other Acquisition-Related Intangibles
     We account for goodwill and other intangible assets under SFAS No. 142, “Goodwill and Other Intangible Assets.” Under this standard, goodwill is tested for impairment annually or more frequently if certain events or changes in circumstances indicate that the carrying value may not be recoverable. We completed our annual goodwill impairments tests as of January 2, 2005, and noted no impairment. Our next annual impairment test will be performed in the fourth quarter of 2005. No indicators of impairment were present during the nine months ended October 2, 2005.
     In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we recognize impairment losses on long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the net book value of those assets. The impairment loss, if any, is measured by comparing the fair value of the asset to its carrying value. Fair value is based on discounted cash flows using present value techniques identified in SFAS No. 144. No indicators of impairment were present during the nine months ended October 2, 2005.
4.	Inventories
     Inventories consist of the following:

	Oct. 2,	Jan. 2,
	2005	2005
	(unaudited, in
	thousands)
Inventories, net:
Purchased parts and raw materials	$6,626	$8,636
Work-in-process	26,831	27,358
Finished goods	6,691	5,224

	$40,148	$41,218

     Inventory is stated at the lower of cost (first-in, first-out) or market (net realizable value). We believe that a certain level of inventory must be carried to maintain an adequate supply of product for customers. This inventory level may vary based upon orders received from customers or internal forecasts of demand for these products. Other considerations in determining inventory levels include the stage of products in the product life cycle, design win activity, manufacturing lead times, customer demands, strategic relationships with foundries, “last time buy” inventory purchases, and competitive situations in the marketplace. Should any of these factors develop other than anticipated, inventory levels may be materially and adversely affected.
     We write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated realizable value based upon assumptions about future demand and market conditions. To address this difficult, subjective, and complex area of judgment, we apply a methodology that includes assumptions and estimates to arrive at the net realizable value. First, we identify any inventory that was written down in prior periods. This inventory remains written down until sold, destroyed, or otherwise dispositioned. Second, we examine inventory line items that may have some form of non-conformance with electrical and mechanical standards. Third, we assess the inventory not otherwise identified to be written down against product history and forecasted demand (typically for the next six months). Finally, we analyze the result of this methodology in light of the product life cycle, design win activity, and competitive situation in the marketplace to derive an outlook for consumption of the inventory and the appropriateness of the resulting inventory levels. If actual future

ACTEL CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
demand or market conditions are less favorable than those we have projected, additional inventory write downs may be required.
     “Last time buy” inventory purchases are excluded from our standard excess and obsolescence write down policy and are instead subject to a discrete write down policy. Last time buys occur when a wafer supplier is about to shut down the manufacturing line used to make a product and current inventories are insufficient to meet foreseeable future demand. We made last time buys of certain products from our wafer suppliers during 2003 and the first quarter of 2005. Since this inventory was not acquired to meet current demand, we do not believe the application of our standard inventory write down policy would be appropriate. Inventory purchased in last time buy transactions is evaluated on an ongoing basis for indications of excess or obsolescence based on rates of actual sell through; expected future demand for those products over a longer time horizon; and any other qualitative factors that may indicate the existence of excess or obsolete inventory. In the event that actual sell through does not meet expectations or estimations of expected future demand decrease, inventory write downs of last time buy inventory may be required. Evaluations of last time buy inventory during the first nine months of 2005 did not result in any write downs of this material. Inventory at the end of the third quarter of 2005 included $5.7 million of materials purchased in last time buys.
5.	Earnings Per Share
     The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended			Nine Months Ended
	Oct. 2,	Oct. 3,	July 3,	Oct. 2,	Oct. 3,
	2005	2004	2005	2005	2004
	(unaudited, in thousands except per share amounts)
Basic:
Weighted-average common shares outstanding	25,388	25,600	25,183	25,227	25,656

Net income	$2,238	$517	$2,207	$5,882	$5,561

Net income per share	$0.09	$0.02	$0.09	$0.23	$0.22

Diluted:
Weighted-average common shares outstanding	25,388	25,600	25,183	25,227	25,656

Net effect of dilutive employee stock options — based on the treasury stock method	208	330	217	322	957

Shares used in computing net income per share	25,596	25,930	25,400	25,549	26,613

Net income	$2,238	$517	$2,207	$5,882	$5,561

Net income per share	$0.09	$0.02	$0.09	$0.23	$0.21

     For the three months ended October 2, 2005, October 3, 2004, and July 3, 2005, options outstanding under our stock option plans to purchase approximately 8,171,000, 7,005,000, and 8,098,000 shares, respectively, of our Common Stock were excluded from the treasury stock method used to determine the net effect of dilutive employee stock options because their inclusion would have had an anti-dilutive effect on net income per share.

     For the nine months ended October 2, 2005, and October 3, 2004, options outstanding under our stock option plans to purchase approximately 7,816,000 and 4,722,000 shares, respectively, of our Common Stock were excluded from the treasury stock method used to determine the net effect of dilutive employee stock options because their inclusion would had an anti-dilutive effect on net income per share.
6.	Comprehensive Income
     The components of comprehensive income, net of tax, are as follows:

	Three Months Ended			Nine Months Ended
	Oct. 2,	Oct. 3,	July 3,	Oct. 2,	Oct. 3,
	2005	2004	2005	2005	2004
	(unaudited, in thousands except per share amounts)
Net income	$2,238	$517	$2,207	$5,882	$5,561
Change in (loss) gain on available-for-sale securities net of tax of ($84), $39, $143, ($196), and ($286), respectively	(127)	58	214	(294)	(429)
Less reclassification adjustment for (losses) gains included in net income, net of tax of ($4), $3, $9, $11, and ($8), respectively	(6)	4	13	15	(12)

Other comprehensive (loss) income net of tax of ($89), $42, $151, ($186) and ($294), respectively	(133)	62	227	(279)	(441)

Total comprehensive income	$2,105	$579	$2,434	$5,603	$5,120

     Accumulated other comprehensive income is presented on the accompanying condensed consolidated balance sheets and consists of the accumulated net unrealized gain (loss) on available-for-sale securities.
7.	Legal Matters and Loss Contingencies
     From time to time we are notified of claims, including claims that we may be infringing patents owned by others, or otherwise become aware of conditions, situations, or circumstances involving uncertainty as to the existence of a liability or the amount of a loss. When probable and reasonably estimable, we make provisions for estimated liabilities. As we sometimes have in the past, we may settle disputes and/or obtain licenses under patents that we are alleged to infringe. We can offer no assurance that any pending or threatened claim or other loss contingency will be resolved or that the resolution of any such claim or contingency will not have a materially adverse effect on our business, financial condition, or results of operations. In addition, our evaluation of the impact of these claims and contingencies could change based upon new information. Subject to the foregoing, we do not believe that the resolution of any pending or threatened legal claim or loss contingency is likely to have a materially adverse effect on our financial position at October 2, 2005, or results of operations or cash flows for the quarter or year-to-date period then ended.
8.	Commitments
     As of October 2, 2005, the Company has approximately $8.5 million of non-cancelable obligations to providers of electronic design automation software expiring at various dates through 2008. The current portion of these obligations is recorded in other accrued liabilities and the long-term portion of these obligations is recorded at net present value in long-term royalties on the accompanying balance sheet. The asset portion of these commitments is recorded in the “Other assets, net” line on the balance sheet.

ACTEL CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
9.	Shareholder Equity
     Our Board of Directors has authorized a stock repurchase program, under which shares of our Common Stock may be purchased from time to time in the open market at the discretion of management. In the three months ended April 3, 2005, we repurchased 627,500 shares for $9.8 million. We did not repurchase any shares during the three months ended October 2, 2005 and July 3, 2005. As of October 2, 2005, we had remaining authorization to repurchase up to 1,610,803 shares.

ACTEL CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,

	2004	2003

	(In thousands, except
	share and per share
	amounts)
ASSETS
Current assets:
Cash and cash equivalents	$6,405	$13,648
Short-term investments	148,297	144,765
Accounts receivable, net	17,686	20,537
Inventories	41,218	38,664
Deferred income taxes	22,230	18,786
Prepaid expenses and other current assets	4,831	3,561

Total current assets	240,667	239,961
Property and equipment, net	22,804	19,935
Goodwill	32,142	32,142
Other assets, net	19,677	24,719

	$315,290	$316,757

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,397	$13,140
Accrued salaries and employee benefits	6,776	7,081
Other accrued liabilities	4,364	6,117
Deferred income on shipments to distributors	23,658	22,545

Total current liabilities	46,195	48,883
Deferred compensation plan liability	3,258	2,658
Deferred rent liability	1,044	783

Total liabilities	50,497	52,324
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.001 par value; 4,500,000 shares authorized; 1,000,000 issued and converted to common stock; and none outstanding	—	—
Series A Preferred stock, $.001 par value; 500,000 shares authorized; none issued or outstanding	—	—
Common Stock, $.001 par value; 55,000,000 shares authorized; 25,409,155 and 25,388,746 shares issued and outstanding at December 31, 2004 and 2003, respectively	25	25
Additional paid-in capital	188,631	184,674
Retained earnings	76,577	79,518
Unearned compensation cost	—	(44)
Accumulated other comprehensive (loss)/income	(440)	260

Total shareholders’ equity	264,793	264,433

	$315,290	$316,757

See Notes to Consolidated Financial Statements

ACTEL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,

	2004	2003	2002

	(In thousands, except per share
	amounts)
Net revenues	$165,536	$149,910	$134,368
Costs and expenses:
Cost of revenues	70,451	59,734	52,935
Research and development	45,360	39,602	39,349
Selling, general, and administrative	48,269	44,650	43,033
Amortization of acquisition-related intangibles	2,651	2,670	2,724

Total costs and expenses	166,731	146,656	138,041

Income (loss) from operations	(1,195)	3,254	(3,673)
Interest income and other, net of expense	2,935	3,210	5,530
Gain (loss) on sales and write-downs of equity investments	—	91	(3,707)

Income (loss) before tax (benefit) provision	1,740	6,555	(1,850)
Tax (benefit) provision	(654)	327	(1,925)

Net income	$2,394	$6,228	$75

Net income per share:
Basic	$0.09	$0.25	$0.00

Diluted	$0.09	$0.24	$0.00

Shares used in computing net income per share:
Basic	25,584	24,808	24,302

Diluted	26,421	26,300	25,252

See Notes to Consolidated Financial Statements

ACTEL CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND OTHER
COMPREHENSIVE INCOME/(LOSS)

						Accumulated
				Notes	Unearned	Other	Total
	Common	Additional	Retained	Receivable	Compensation	Comprehensive	Shareholders’
	Stock	Paid-in Capital	Earnings	from Officer	Cost	Income	Equity

	(In thousands, except share amounts)
Balance at December 31, 2001	$24	$162,324	$75,207	$(368)	$(314)	$807	$237,680

Net income	—	—	75	—	—	—	75
Other comprehensive income (loss):
Change in unrealized gain (loss) on investments	—	—	—	—	—	(56)	(56)

Comprehensive income (loss)							19
Issuance of 784,073 shares of Common Stock under employee stock plans,	—	9,430	—	—	—	—	9,430
Repurchase of 663,482 shares of Common Stock	—	(5,907)	(1,992)	—	—	—	(7,899)
Repayment of note receivable from officer	—		—	368	—	—	368
Amortization of unearned compensation cost	—	—	—	—	135	—	135
Tax benefit from exercise of stock options	—	2,581	—	—	—	—	2,581

Balance at December 31, 2002	$24	$168,428	$73,290	$—	$(179)	$751	$242,314

Net income	—	—	6,228	—	—	—	6,228
Other comprehensive income (loss):
Change in unrealized gain (loss) on investments	—	—	—	—	—	(491)	(491)

Comprehensive income (loss)							5,737
Issuance of 1,212,206 shares of Common Stock under employee stock plans	1	16,246	—	—	—	—	16,247
Amortization of unearned compensation cost	—	—	—	—	135	—	135
Balance at December 31, 2003	$25	$184,674	$79,518	$—	$(44)	$260	$264,433

See Notes to Consolidated Financial Statements

ACTEL CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND OTHER
COMPREHENSIVE INCOME/(LOSS) — (Continued)

						Accumulated
				Notes	Unearned	Other	Total
	Common	Additional	Retained	Receivable	Compensation	Comprehensive	Shareholders’
	Stock	Paid-in Capital	Earnings	from Officer	Cost	Income	Equity

	(In thousands, except share amounts)
Balance at December 31, 2003	$25	$184,674	$79,518	$—	$(44)	$260	$264,433

Net income	—	—	2,394	—	—	—	2,394
Other comprehensive income (loss):
Change in unrealized gain (loss) on investments	—	—	—	—	—	(700)	(700)

Comprehensive income (loss)							1,694
Issuance of stock options to consultant	—	74	—	—	—	—	74
Amortization of unearned compensation cost	—	—	—	—	44	—	44
Issuance of 682,106 shares of Common Stock under employee stock plans	1	8,174	—	—	—	—	8,175
Repurchase of 691,697 shares of Common Stock	(1)	(4,888)	(4,738)	—	—	—	(9,627)
Cashless exercise of options to purchase 54,563 shares of Common Stock using 30,563 mature shares of Common Stock		597	(597)				—

Balance at December 31, 2004	$25	$188,631	$76,577	$—	$—	$(440)	$264,793

See Notes to Consolidated Financial Statements

ACTEL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2004	2003	2002

	(In thousands)
Operating activities:
Net income	$2,394	$6,228	$75
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,496	10,168	10,012
Stock compensation cost recognized	118	135	135
Impairment of equity investments	—	—	3,041
Changes in operating assets and liabilities:
Accounts receivable	2,851	(2,922)	(856)
Inventories	(2,554)	(4,073)	1,747
Deferred income taxes	(517)	8,363	104
Prepaid expenses and other current assets	(1,270)	1,407	246
Accounts payable, accrued salaries and employee benefits, and other accrued liabilities	(2,736)	4,512	(4,002)
Deferred income on shipments to distributors	1,113	(3,914)	(299)
Tax benefits from exercise of stock options	—	—	2,581

Net cash provided by operating activities	9,895	19,904	12,784
Investing activities:
Purchases of property and equipment	(10,714)	(11,229)	(8,827)
Purchases of available-for-sale securities	(166,356)	(179,276)	(177,473)
Sales and maturities of available for sale securities	161,657	149,315	181,763
Changes in other long term assets	(273)	480	149

Net cash used in investing activities	(15,686)	(40,710)	(4,388)
Financing activities:
Repayment of note-receivable from officer	—	—	368
Issuance of Common Stock under employee stock plans	8,175	16,247	9,430
Repurchase of Common Stock	(9,627)	—	(7,899)

Net cash (used in) provided by financing activities	(1,452)	16,247	1,899
Net (decrease) increase in cash and cash equivalents	(7,243)	(4,559)	10,295
Cash and cash equivalents, beginning of year	13,648	18,207	7,912

Cash and cash equivalents, end of year	$6,405	$13,648	$18,207

Supplemental disclosures of cash flow information and non-cash investing and financing activities:
Cash paid/(received) during the year for income taxes	$431	$(12,367)	$(157)
See Notes to Consolidated Financial Statements

ACTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Summary of Significant Accounting Policies
      Actel Corporation (Actel or us, we, or our) was incorporated under the laws of California on October 16, 1985. We design, develop, and market FPGAs and supporting products and services. We utilize third-party manufacturers for our wafer requirements. Net revenues from the sale of FPGAs accounted for approximately 96% of our net revenues in 2004, 2003, and 2002. Our Protocol Design Services organization accounted for approximately 1% of our net revenues in 2004, 2003, and 2002. Royalties and the licensing of software and sale of hardware that are used to design and program FPGAs accounted for approximately 3% of our net revenues in 2004, 2003, and 2002.
      FPGAs are ICs that adapt the processing and memory capabilities of electronic systems to specific applications. FPGAs are used by designers of communications, computer, consumer, industrial, military and aerospace, and other electronic systems to differentiate their products and get them to market faster. We are the leading supplier of FPGAs based on Flash and antifuse technologies, and believe we are the leading supplier of high reliability FPGAs. See Note 9 for information on our sales by geographic area.

•	Advertising and Promotion Costs
      Our policy is to expense advertising and promotion costs as they are incurred. Our advertising and promotion expenses were approximately $3.2 million in 2004, $3.3 million in 2003, and $3.7 million in 2002.

•	Basis of Presentation
      The consolidated financial statements include the accounts of Actel Corporation and our wholly owned subsidiaries. We use the U.S. Dollar as the functional currency in our foreign operations. All significant intercompany accounts and transactions have been eliminated in consolidation.
      Our fiscal year ends on the first Sunday after December 30. Fiscal 2004 ended on January 2, 2005; fiscal 2003 ended on January 4, 2004; and fiscal 2002 ended on January 5, 2003. For ease of presentation, December 31 has been indicated as the year end for all fiscal years.

•	Cash Equivalents and Investments
      For financial statement purposes, we consider all highly liquid debt instruments with insignificant interest rate risk and a maturity of three months or less when purchased to be cash equivalents. Cash equivalents consist primarily of cash deposits in money market funds that are available for withdrawal without restriction. Short-term investments consist principally of corporate, federal, state, and local municipal obligations. See Note 3 for further information regarding short-term investments.
      We account for our investments in accordance with the provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” We determine the appropriate classification of debt securities at the time of purchase and re-evaluate such designation as of each balance sheet date. At December 31, 2004, all debt securities were designated as available-for-sale. We may also make long term equity investments for the promotion of business and strategic objectives.
      We monitor all of our equity investments for impairment on a periodic basis. In the event that the carrying value of the equity investment exceeds its fair value and the decline in value is determined to be other than temporary, the carrying value is reduced to its current fair market value. Non-marketable equity investments valued at $0.1 million are included in other assets. See Note 3 for further information regarding investments.
      Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported as a component of comprehensive income in shareholders’ equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization

ACTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and accretion is included in interest and other income, net of expense. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income and other.
      In accordance with SFAS No. 115, if a decline in value below cost is determined to be other than temporary, the unrealized losses will be recorded as expense in the period when that determination is made. In the absence of other overriding factors, we consider a decline in market value to be other than temporary when a publicly traded stock has traded below book value for a consecutive six-month period. If an investment continues to trade below book value for more than six months, and mitigating factors such as general economic and industry specific trends are not present, this investment would be evaluated for impairment and written down to a balance equal to the estimated fair value at the time of impairment, with the amount of the write-down realized as expense on the income statement. During 2002, we held an investment in a publicly traded company that had traded below book value. Based on our assessment of industry trends, as well as the volatility and trading volumes of this equity security, we concluded that the declines in value at the end of the second and fourth quarters of 2002 were other than temporary. Accordingly, we recorded as expense, in accordance with SFAS No. 115, impairment write-downs of $0.5 million in the second quarter and $0.4 million in the fourth quarter. At December 31, 2002, we held an investment in the publicly traded equity security with a market value of $0.2 million in short-term investments. During 2003, this publicly-traded equity security was sold for a gain of $0.1 million.
      Under our accounting policy, the carrying value of a cost method non-marketable investment is the amount paid for the investment unless it has been determined to be other than temporarily impaired, in which case we write the investment down to its impaired value. We review all of our investments periodically for impairment; however, for non-marketable equity securities, the impairment analysis requires significant judgment. This analysis includes assessment of the investee’s financial condition, the business outlook for its products and technology, its projected results and cash flows, the likelihood of obtaining subsequent rounds of financing, and the impact of any relevant contractual equity preferences held by us or others. If an investee obtains additional funding at a valuation lower than our carrying amount, we presume that the investment is other than temporarily impaired, unless specific facts and circumstances indicate otherwise (for example, if we hold contractual rights that give us a preference over the rights of other investors). During 2002, a sufficient market for a U.K. company’s technology, that we held a strategic equity investment in, did not develop and additional financing was raised from an existing shareholder during the fourth quarter to enable the company to continue operations. The market value of the company implied in the 2002 financing indicated significant impairment of our investment in the company. In accordance with our accounting policy, we wrote the investment down to $0.1 million, a balance equal to the estimated fair value of our investment in the company at the time of the financing. The $0.1 million balance is included on the December 31, 2004, 2003 and 2002 balance sheets in other assets. The impairment write-down of $2.1 million was realized as an expense on the income statement in the fourth quarter of 2002.
      We maintain trading assets to generate returns that offset changes in liabilities related to our deferred compensation plan. The trading assets consist of insurance contracts and our Common Stock contributed to the plan by participants and are stated at fair value. Recognized gains and losses are included in interest income and other, net of expense, and generally offset the change in the deferred compensation liability, which is also included in interest income and other, net of expense. Net losses on the trading asset portfolio were $0.1 million in 2004 and insignificant for 2003 and 2002. The deferred compensation assets were $3.0 million in 2004 and $2.5 million in 2003 and the deferred compensation liabilities were $3.3 million and $2.7 million respectively in those years.

ACTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Concentration of Credit Risk
      Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents, short-term investments, and trade receivables. We limit our exposure to credit risk by investing excess liquidity only in securities of A, A1, or P1 grade. We are exposed to credit risks in the event of default by the financial institutions or issuers of investments to the extent of amounts recorded on the balance sheet.
      We sell our products to customers in diversified industries. We are exposed to credit risks in the event of non-payment by customers to the extent of amounts recorded on the balance sheet. We limit our exposure to credit risk by performing ongoing credit evaluations of our customers’ financial condition and generally require no collateral. We are exposed to credit risks in the event of insolvency by our customers and manage such exposure to accounting losses by limiting the amount of credit extended whenever deemed necessary. Our distributors accounted for approximately 67% of our revenues in 2004, 69% in 2003, and 65% in 2002. During 2003, we consolidated our distribution channel by terminating our agreement with Pioneer, leaving Unique as our sole distributor in North America. The loss of Unique as a distributor could have a materially adverse effect on our business, financial condition, or results of operations. Lockheed Martin, an end customer, accounted for 11% of net revenues in 2003.
      As of December 31, 2004, we had accounts receivable totaling $18.6 million, net of an allowance for doubtful accounts of $0.9 million. If sales levels were to increase the level of receivables would likely also increase. In the event that customers were to delay their payments to us, the levels of accounts receivable would also increase. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The allowance for doubtful accounts is based on past payment history with the customer, analysis of the customer’s current financial condition, outstanding invoices older than 90 days, and other known factors. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required and our operating results would be negatively impacted.

•	Fair Value of Financial Instruments
      We use the following methods and assumptions in estimating our fair value disclosures for financial instruments:

•	Accounts Payable

The carrying amount reported in the balance sheets for accounts payable approximates fair value.

•	Cash and Cash Equivalents

The carrying amounts reported in the balance sheets for cash and cash equivalents approximate fair value.

•	Insurance Contracts

The fair value of our insurance contracts (entered into in connection with our deferred compensation plan) is based upon cash surrender value.

•	Investment Securities

The fair values for marketable debt and equity securities are based on quoted market prices. Strategic equity investments in non-public companies with no readily available market value are carried on the balance sheet at cost as adjusted for impairment losses. If reductions in the market value of marketable equity securities to an amount that is below cost are deemed by us to be other than

ACTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

temporary, the reduction in market value will be realized, with the resulting loss in market value reflected on the income statement.

•	Goodwill and other Acquisition-Related Intangibles
      In past years we made business acquisitions that resulted in the recording of a significant amount of goodwill and identified intangible assets. At December 31, 2004 and December 21, 2003,we had $32.1 million of remaining net book value assigned to goodwill from those acquisitions and $1.9 million as of December 31, 2004 and $4.6 million as of December 31, 2003 of remaining net book value assigned to identified intangible assets, such as patents and completed technology.
      In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” which addresses the financial accounting and reporting standards for goodwill and other intangible assets subsequent to their acquisition, we test goodwill for impairment annually or more frequently if certain events or changes in circumstances indicate that the carrying value may not be recoverable. We completed our annual goodwill impairment tests during the fourth quarter of 2004, and noted no impairment. The initial test of goodwill impairment requires us to compare our fair value with our book value, including goodwill. Based on our total market capitalization, which we believe represents the best indicator of our fair value, we determined that our fair value was in excess of our book value. Since we found no indication of impairment, no further testing was necessary.
      At December 31, 2004, and December 31, 2003, we had identified intangible assets arising from prior business acquisitions with a net book value of $1.9 million and $4.6 million, respectively, which are being amortized on a straight line basis over their estimated lives. These non-goodwill intangible assets will be fully amortized in 2005. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we recognize impairment losses on identified intangible assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the net book value of those assets. The impairment loss is measured by comparing the fair value of the asset to its carrying value. Fair value is based on discounted cash flows using present value techniques identified in SFAS No. 144. We assessed our identified intangible assets for impairment in accordance with SFAS No. 144 as of December 31, 2004, and noted no impairment. If these estimates or their related assumptions change in the future, it could result in lower estimated future cash flows that may not support the current carrying value of these assets, which would require us to record impairment charges for these assets.

•	Impact of Recently Issued Accounting Standards
      In November, 2004, the FASB issued SFAS No. 151, “Inventory Costs — An Amendment of ARB No. 43, Chapter 4”. SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. Additionally, SFAS No. 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005 and is required to be adopted by Actel in the first quarter of fiscal 2006. Actel is currently evaluating the effect that the adoption of SFAS No. 151 will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.
      In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” (SFAS 123) and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after

ACTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. Actel is required to adopt SFAS No. 123(R) in the third quarter of fiscal 2005, beginning July 4, 2005. We are evaluating the requirements of SFAS No. 123(R) and expect that the adoption of SFAS No. 123(R) will have a material effect on Actel’s consolidated results of operations and earnings per share. Actel has not yet determined the method of adoption or the whether the adoption will result in amounts that are similar to the current pro forma disclosures under SFAS No. 123.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets-An Amendment of the APB Opinion No. 29, Accounting for Nonmonetary Transactions.” SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 is effective for the fiscal periods beginning after June 15, 2005. We do not believe the adoption of SFAS No. 153 will have a material impact of our consolidated results of operations and financial condition.
      FSP No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004,” provides guidance under FSAS No. 109, “Accounting for Income Taxes,” with respect to recording the potential impact of the repatriation provisions of the American Jobs Creation Act of 2004 (Jobs Act) on an enterprise’s tax accounts. The Jobs Act was enacted on October 22, 2004. We do not believe the repatriation provisions of the Jobs Act will have any impact on our consolidated results of operations and financial condition.

•	Income Taxes
      We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. Under SFAS No. 109, the liability method is used in accounting for income taxes. Deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax asset will not be realized. We evaluate annually the realizability of our deferred tax assets by assessing our valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization include our forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets.

•	Inventories
      As of December 31, 2004, we had an inventory balance of $41.2 million, stated at the lower of cost (first-in, first-out) or market (net realizable value). We believe that a certain level of inventory must be carried to maintain an adequate supply of product for customers. This inventory level may vary based upon orders received from customers or internal forecasts of demand for these products. Other considerations in determining inventory levels include the stage of products in the product life cycle, design win activity, manufacturing lead times, customer demand, strategic relationships with foundries, and competitive situations in the marketplace. Should any of these factors develop other than anticipated, inventory levels may be materially and adversely affected.
      We write down our inventory for estimated obsolescence or unmarketability equal to the difference between the cost of inventory and the estimated realizable value based upon assumptions about future demand

ACTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and market conditions. To address this difficult, subjective, and complex area of judgment, we apply a methodology that includes assumptions and estimates to arrive at the net realizable value. First, we identify any inventory that has been previously written down in prior periods. This inventory remains written down until sold, destroyed, or otherwise dispositioned. Second, we examine inventory line items that may have some form of non-conformance with electrical and mechanical standards. Third, we assess the inventory not otherwise identified to be written down against product history and forecasted demand (typically for the next six months). Finally, we analyze the result of this methodology in light of the product life cycle, design win activity, and competitive situation in the marketplace to derive an outlook for consumption of the inventory and the appropriateness of the resulting inventory levels. If actual future demand or market conditions are less favorable than those we have projected, additional inventory write-downs may be required.
      During the second quarter of 2004, we recommended that customers switch to RTSX-S parts manufactured by UMC if their schedules permitted, and we offered to accept RTSX-S parts from the original manufacturer in exchange for the UMC parts. By the fourth quarter of 2004, most customers had decided to switch to UMC devices, and we determined that the demand for parts from the original manufacturer no longer supported our inventory levels. As a result, we took a charge of $2.1 million in the fourth quarter of 2004 related to the unmarketability of RTSX-S parts from the original manufacturer.
      We made “last time buys” of certain products from our wafer suppliers during 2003, when we modified our inventory valuation policies to properly account for last time buy inventory purchases. Last time buys occur when a wafer supplier is about to shut down the manufacturing line used to make a product and current inventories are insufficient to meet foreseeable future demand. Since this inventory was not acquired to meet current demand, we did not believe the application of our existing inventory write down policy was appropriate, so a discrete write down policy was established for inventory purchased in last time buy transactions. As a consequence, these transactions and the related inventory are excluded from our standard excess and obsolescence write down policy. Inventory purchased in last time buy transactions is evaluated on an ongoing basis for indications of excess or obsolescence based on rates of actual sell through; expected future demand for those products over a longer time horizon; and any other qualitative factors that may indicate the existence of excess or obsolete inventory. In the event that actual sell through does not meet expectations and estimations of expected future demand decrease, last time buy inventory may be written down. Evaluations of last time buy inventory in 2004 did not result in any write downs. At December 31, 2004, $4.5 million related to last time buy purchases was included in inventory on the balance sheet a reduction from the level of $5.4 million at December 31, 2003.

•	Legal Matters
      As is typical in the semiconductor industry, we have been and expect to be notified from time to time of claims, including claims that we may be infringing patents owned by others. When probable and reasonably estimable, we make provision for estimated liabilities. As we sometimes have in the past, we may settle disputes and/or obtain licenses under patents that we are alleged to infringe. During 2003, we settled a threatened patent infringement claim and obtained licenses under the patents that we were alleged to infringe. As a result of the settlement, we reduced our accruals for estimated legal liabilities by $0.6 million, which had a favorable impact on SG&A spending in the third quarter of 2003. We can offer no assurance that any pending or threatened claim will be resolved or that the resolution of any such claims will not have a materially adverse effect on our business, financial condition, or results of operations. In addition, our evaluation of the impact of these pending and threatened claims could change based upon new information we learn. Subject to the foregoing, we do not believe that the resolution of any pending or threatened legal claim is likely to have a materially adverse effect on our business, financial condition, or results of operations.

ACTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Product Warranty
      Our product warranty accruals may include specific accruals for known product issues or estimates of incurred but unidentified product issues based on historical activity. We booked no warranty accrual in 2004, 2003, or 2002.

•	Property and Equipment
      Property and equipment is carried at cost less accumulated depreciation and amortization. Depreciation and amortization have been provided on a straight-line basis over the following estimated useful lives:

Equipment	2 to 5 years
Furniture and fixtures	3 to 5 years
Leasehold improvements	Remaining term of lease
      See Note 2 for information on property and equipment amounts.

•	Revenue Recognition
      In accordance with SEC Staff Accounting Bulletin No. 104, revenue is recognized when there is evidence of an arrangement, delivery has occurred or services have been completed, the price is fixed or determinable, and collectability is reasonably assured. Revenue from product shipped to end customers is recorded when all of the foregoing conditions are met and risk of loss and title passes to the customer. Revenue related to products shipped subject to customers’ evaluation is recognized upon final acceptance. Shipments to distributors are generally made under agreements allowing certain rights of return and price protection on unsold merchandise. For that reason, we generally defer recognition of revenues and related cost of revenues on sales of products to distributors until such products are sold by the distributor and title transfers. Royalty income is recognized upon notice to us of the sale by others of products subject to royalties. Revenues generated by the Protocol Design Services organization are recognized as the services are performed.
      We record a provision for price adjustments on unsold merchandise shipped to distributors in the same period as the related revenues are recorded. If market conditions were to decline, we may need to take action with our distributors to ensure the sell-through of inventory already in the channel. These actions during a market downturn could result in incrementally greater reductions to net revenues than otherwise would be expected. We also record a provision for estimated sales returns on products shipped directly to end customers in the same period as the related revenues are recorded. The provision for sales returns is based on historical sales returns, analysis of credit memo data, and other factors. If our calculation of these estimates does not properly reflect future return patterns, future net revenues could be materially different.

•	Stock-Based Compensation
      We have employee stock plans that are described more fully in Note 6. We account for our stock options and equity awards in accordance with the provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations and have elected to follow the “disclosure only” alternative prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation.”
      We account for stock-based awards to employees using the intrinsic value method in accordance with APB Opinion No. 25 and FASB Interpretation (FIN) No. 44, “Accounting for Certain Transactions Involving Stock Compensation — an Interpretation of APB Opinion No. 25.” Accordingly, no compensation cost has been recognized for our fixed-cost stock option plans because stock-based awards are issued at fair market value on the date of grant for our stock option plans or 85% of fair market value at the date of grant for our employee stock purchase plan. Options and warrants granted to consultants and vendors are accounted for at fair value determined by using the Black-Scholes method in accordance with Emerging Issues Task Force

ACTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(EITF) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and FIN No. 44.
      Pro forma information regarding net income and net income per share is required by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure an Amendment of FASB Statement No. 123,” which also requires that the information be determined as if we had accounted for our stock-based awards to employees granted under the fair value method. Our stock based awards consist of options and employee stock purchase rights. The fair value for these stock-based awards to employees was estimated at the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions:

	Stock Options			Stock Purchase Plan Rights

Year Ended December 31,	2004	2003	2002	2004	2003	2002

Expected life of options (years)	4.18	4.29	4.14	1.24	1.26	1.14
Expected stock price volatility	0.57	0.62	0.66	0.56	0.62	0.66
Risk-free interest rate	3.0%	2.3%	3.7%	2.3%	1.8%	2.2%
      The weighted-average fair value of options granted during 2004 was $10.43, during 2003 was $9.05, and during 2002 was $10.19. The weighted-average fair value of ESPP rights granted during 2004 was $6.01, during 2003 was $6.38, and during 2002 was $6.27.
      For purposes of pro forma disclosures, the estimated fair value of our stock-based awards to employees is amortized to expense using the graded method for options and during the purchase periods for employee stock purchase rights. Our pro forma information is as follows:

	Years Ended December 31,

	2004	2003	2002

	(In thousands, except per share
	amounts)
Net income applicable to common shareholders, as reported	$2,394	$6,228	$75
Add back:
Stock-based employee compensation included in reported net income	118	135	135
Less:
Total stock-based employee compensation expense determined under the fair value method for all awards, net of tax	(12,411)	(12,094)	(17,827)

Pro forma net loss applicable to common shareholders	$(9,899)	$(5,731)	$(17,617)

Earnings per share as reported:
Basic	$0.09	$0.25	$0.00

Diluted	$0.09	$0.24	$0.00

Pro forma (loss) earnings per share:
Basic	$(0.39)	$(0.23)	$(0.72)

Diluted	$(0.39)	$(0.23)	$(0.72)

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because our stock-based awards to employees have characteristics significantly different from those of traded options, and

ACTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
because changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion the existing models do not necessarily provide a reliable single measure of the fair value of our stock-based awards to employees. In addition, the effects on pro forma disclosures of applying SFAS Nos. 123 and 148 are not likely to be representative of the effects on pro forma disclosures in future years. See Note 6 for further information regarding our stock option plans and “Impact of Recently Issued Accounting Standards” above for information regarding pending changes in the accounting for share-based payments to employees.

•	Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses and the related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates. In addition, any change in these estimates or their related assumptions could have a materially adverse effect on our operating results.

2.	Balance Sheet Detail

	December 31,

	2004	2003

	(In thousands)
Accounts receivable:
Trade accounts receivable	$17,312	$20,457
Interest receivable	1,253	1,158
Allowance for doubtful accounts	(879)	(1,078)

	$17,686	$20,537

Inventories:
Purchased parts and raw materials	$8,636	$5,243
Work-in-process	27,358	29,243
Finished goods	5,224	4,178

	$41,218	$38,664

Property and equipment:
Equipment	$72,754	$63,377
Furniture and fixtures	2,604	2,521
Leasehold improvements	3,079	2,346

	78,437	68,244
Accumulated depreciation and amortization	(55,633)	(48,309)

	$22,804	$19,935

      Depreciation expense was approximately $7.8 million in 2004, $7.5 million in 2003, and $7.3 million in 2002, and is included with amortization expense in the Consolidated Statement of Cash Flows.
      During 2004, we removed certain fully depreciated assets including test and computer equipment with a cost of $0.7 million that were no longer being utilized, which had no impact on the income statement.

ACTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,

	2004	2003

	(In thousands)
Goodwill:
Goodwill	$48,575	$48,575
Less accumulated amortization	(16,433)	(16,433)

	$32,142	$32,142

Other Assets:
Prepaid long-term license fees	$907	$1,215
Deferred compensation plan assets	3,026	2,476
Identifiable intangible assets from acquisitions	12,728	12,728
Acquired patents	1,842	1,842
Non-current deferred tax asset (net of related deferred tax liability of $581 in 2004 and $1,603 in 2003)	12,166	15,429
Other	1,655	1,025

Subtotal	32,324	34,715
Accumulated amortization expenses	(12,647)	(9,996)

	$19,677	$24,719

      In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” Actel ceased to amortize goodwill. Instead, we test for impairment of goodwill annually or more frequently if certain events or changes in circumstances indicate that the carrying value may not be recoverable. We completed our annual goodwill impairment tests during the fourth quarter of 2004 and noted no indicators of impairment.
      Goodwill was adjusted during the three years ended December 31, 2004, as follows:

	Years Ended December 31,

	2004	2003	2002

	(In thousands)
Balance at January 1	$32,142	$32,142	$37,180

Additions	—	—	—
Amortization	—	—	—
Adjustment for recognition of deferred tax asset	—	—	(5,038)

Balance at December 31	$32,142	$32,142	$32,142

      The reduction in goodwill in 2002 was due primarily to a balance sheet reclassification of $5.0 million from goodwill to deferred tax assets. The goodwill was reclassified because we believed (based on a number of factors, including our estimate of future taxable income) that a portion of the net operating losses generated by GateField and valued at zero when we acquired GateField in 2000 will be used by us to reduce taxes payable in the future. During 2004 and 2003, no goodwill was acquired or determined by us to be impaired.

ACTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      We assess identified intangible assets for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and recognize impairment losses when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the net book value of those assets. We assessed our identified intangible assets for impairment in accordance with SFAS No. 144 as of December 31, 2004, and noted no impairment. Identified intangible assets as of December 31, 2004, consisted of the following:

		Accumulated
	Gross Assets	Amortization	Net

	(In thousands)
Acquisition-related developed technology	$11,454	$(9,833)	$1,621
Other acquisition-related intangibles	2,600	(2,343)	257
Acquired patents	516	(471)	45

Total identified intangible assets	$14,570	$(12,647)	$1,923

      Identified intangible assets as of December 31, 2003, consisted of the following:

		Accumulated
	Gross Assets	Amortization	Net

	(In thousands)
Acquisition-related developed technology	$11,454	$(7,543)	$3,911
Other acquisition-related intangibles	2,600	(2,012)	588
Acquired patents	516	(441)	75

Total identified intangible assets	$14,570	$(9,996)	$4,574

      All of our identified intangible assets are subject to amortization. Amortization of identified intangibles included the following:

	2004	2003	2002

	(In thousands)
Acquisition-related developed technology	$2,290	$2,291	$2,291
Other acquisition-related intangibles	331	331	330
Acquired patents	30	48	103

Total amortization expense	$2,651	$2,670	$2,724

      Based on the carrying value of identified intangible assets recorded at December 31, 2004, and assuming no subsequent impairment of the underlying assets, we expect the annual amortization expense to be $1.9 million for 2005, less than $0.1 million in 2006, and none thereafter.

ACTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Available-for-Sale Securities
      The following is a summary of available-for-sale securities at December 31, 2004 and 2003:

		Gross	Gross
		Unrealized	Unrealized	Estimated Fair
	Cost	Gains	Losses	Values

	(In thousands)
December 31, 2004
Auction Market Preferred	$1,000	$—	$—	$1,000
Corporate bonds	51,667	80	(268)	51,479
U.S. government securities	73,178	—	(505)	72,673
Floating rate notes	16,000	10	—	16,010
Municipal obligations	7,186	—	(51)	7,135

Total available-for-sale securities	$149,031	$90	$(824)	$148,297

December 31, 2003
Auction Market Preferred	$4,800	$—	$—	$4,800
Corporate bonds	49,168	396	(47)	49,517
U.S. government securities	63,529	76	(53)	63,552
Floating rate notes	17,750	13	—	17,763
Municipal obligations	9,085	48	—	9,133

Total available-for-sale securities	144,332	533	(100)	144,765

      The following is a summary of available for-sale-securities that were in an unrealized loss position as of December 31, 2004:

	Aggregate	Aggregate
	Value of	Fair Value
	Unrealized	of
	Loss	Investments

Unrealized loss position for less than twelve months	$(682)	$102,708
Unrealized loss position for greater than twelve months	$(142)	$17,243
      Approximately $72.3 million of investment securities, representing 48.5% of our total investment portfolio, has been in an unrealized loss position for greater than six months. It is our intention and within our ability, as necessary, to hold these securities in an unrealized loss position for a period of time sufficient to allow for an anticipated recovery of fair value up to (or greater than) the cost of the investment and therefore the impairments noted are not other-than-temporary.
      The adjustments to unrealized losses on investments, net of taxes, included as a separate component of shareholders’ equity totaled approximately $0.7 million for the year ended December 31, 2004, $0.5 million for the year ended December 31, 2003, and $0.1 million for the year ended December 31, 2002. See Note 7 for information regarding other comprehensive income/(loss). Net realized gains and losses in 2004 were immaterial. Realized gains were $0.5 million during 2003, and $0.2 million during 2002.
      We occasionally make equity investments in public or private companies for the promotion of business and strategic objectives. During 2002, we recognized losses and recorded impairment write-downs totaling $3.7 million in connection with our strategic equity investments, which consisted of $1.6 million related to an equity investment in a publicly traded company and $2.1 million related to an equity investment in a private company. The $1.6 million loss related to the investment in a publicly traded company was comprised of $0.7 million of realized losses on shares sold during the first and second quarters of 2002 and $0.9 million of

ACTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
impairment write-downs recorded in the second and fourth quarters of 2002. These impairment write-downs were recorded as a result of declines in the market value of shares we still held. The $2.1 million loss related to the equity investment in a private company consisted entirely of an impairment write-down that was recorded when the estimated fair value of the private company was determined to be below its carrying value after the private company received new financing in the fourth quarter of 2002 at a per share price significantly less than our initial investment. We sold all of our remaining strategic equity investment in a publicly traded company in 2003, realizing a gain of $0.1 million from the sale. As of December 31, 2004, we had less than $0.1 million of strategic equity investments remaining on the balance sheet.
      The expected maturities of our investments in debt securities at December 31, 2004, are shown below. Expected maturities can differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

(In thousands)

Available-for-sale debt securities:
Due in less than one year	$51,277
Due in one to five years	87,771
Due in five to ten years	—
Due after ten years	9,249

$148,297

      A portion of our securities represents investments in floating rate municipal bonds with contractual maturities greater than one year with some greater than ten years. However, the interest rates on these debt securities generally reset every ninety days, at which time we have the option to sell the security or roll over the investment at the new interest rate. Since it is generally not our intention to hold these floating rate municipal bonds until their contractual maturities, these amounts have been classified in the accompanying consolidated balance sheet as short-term investments.

4.	Commitments and Contingencies

•	Commitments
      We lease our facilities under non-cancelable lease agreements. The current primary facilities lease agreement expires in January 2014 and includes an annual increase in lease payments of three percent per year. Facilities lease expense is recorded on a straight-line basis over the term of the lease. Since cash payments in 2004 were less than rent expense recognized on a straight-line basis we recorded a deferred rent liability of $1.0 million in 2004. The equipment lease terms are month-to-month. Our facilities and equipment leases are accounted for as operating leases and require us to pay property taxes, insurance and maintenance, and repair costs. At December 31, 2004 and 2003, we had no capital lease obligations.
      We have entered into non-cancelable licensing agreements with external software developers to enable us to include their proprietary technology in our design and programming software. The following represents contractual commitments associated with operating leases and royalty and licensing agreements:

	Payments Due by Period

							2010
	Total	2005	2006	2007	2008	2009	and Later

	(In thousands)
Operating leases	$25,693	$2,862	$2,837	$2,846	$2,695	$2,652	$11,801
Royalty/licensing agreements	26,028	9,281	6,456	4,206	2,380	2,005	1,700

Total	$51,721	$12,143	$9,293	$7,052	$5,075	$4,657	$13,501

ACTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Purchase orders or contracts for the purchase of raw materials and other goods and services are not included in the table above. We are not able to determine the aggregate amount of such purchase orders that represent contractual obligations as purchase orders may represent authorizations to purchase rather than binding agreements. For the purposes of this table, contractual obligations for purchase of goods or services are defined as agreements that are enforceable and legally binding on us and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Our purchase orders are based on our current manufacturing needs and are fulfilled by our vendors within short time horizons. We do not have significant agreements for the purchase of raw materials or other goods specifying minimum quantities or set prices that exceed our expected requirements for three months. We also enter into contracts for outsourced services; however, the obligations under these contracts were not significant and the contracts generally contain clauses allowing for cancellation without significant penalty.
      Rental expense under operating leases was approximately $3.8 million for 2004, $4.2 million for 2003, and $4.2 million for 2002. Amounts amortized under royalty/licensing agreements were approximately $6.0 million in 2004, $5.5 million in 2003, and $4.1 million in 2002.

•	Contingencies
      We have established an irrevocable standby letter of credit in favor of CA-Shoreline Technology Park Limited Partnership in the amount of $0.5 million pursuant to the terms and conditions of the lease for our principal facilities and executive offices located in Mountain View, California. In addition, we have established an irrevocable letter of credit in favor of Matsushita Electric Industrial. Co., Ltd., one of our foundry partners, in the amount of JPY 120,000,000. Our agreement with Wells Fargo Bank under which these letters of credit were issued require us to maintain certain financial ratios and levels of net worth. At December 31, 2004, we were in compliance with these covenants for the letters of credit.
      From time to time we are notified of claims, including claims that we may be infringing patents owned by others, or otherwise become aware of conditions, situations, or circumstances involving uncertainty as to the existence of liability or the amount of the loss. When probable and reasonably estimable, we make provision for estimated liabilities. As we sometimes have in the past, we may settle disputes and/or obtain licenses under patents that we are alleged to infringe. We can offer no assurance that any pending or threatened claim or other loss contingency will be resolved or that the resolution of any such claim or contingency will not have a materially adverse effect on our business, financial condition, or results of operations. In addition, our evaluation of the impact of these claims and contingencies could change based upon new information we learn. Subject to the foregoing, we do not believe that the resolution of any pending or threatened legal claim or loss contingency is likely to have a materially adverse effect on our business, financial condition, or results of operations.

5.	Retirement Plan
      Effective December 10, 1987, we adopted a tax deferred savings plan for the benefit of qualified employees. The plan is designed to provide employees with an accumulation of funds at retirement. Employees may elect at any time to have salary reduction contributions made to the plan.
      We may make contributions to the plan at the discretion of the Board of Directors. We made a discretionary contribution to the plan in 2004 of approximately $0.5 million. No contributions to the plan were made in 2003 or 2002. The contributions vest annually, retroactively from an eligible employee’s date of hire, at the rate of 25% per year. In addition, contributions become fully vested upon retirement from Actel at age 65. There is no guarantee we will make any contributions to the plan in the future, regardless of our financial performance.

ACTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Shareholders’ Equity

•	Stock Repurchase
      Our Board of Directors authorized a stock repurchase program in September 1998 whereby shares of our Common Stock may be purchased from time to time in the open market at the discretion of management. Additional shares were authorized for repurchase in each of 1999, 2002 and 2004. In 2002, we repurchased 663,482 shares of Common Stock for $7.9 million. No shares were repurchased in 2003. In 2004, we repurchased 661,697 shares for $9.6 million. As of December 31, 2004, we have remaining authorization to repurchase up to 1,238,303 shares.

•	Shareholder Rights Plan
      Our Board of Directors adopted a Shareholder Rights Plan in October 2003. Under the Plan, we issued a dividend of one right for each share of our Common Stock held by shareholders of record as of the close of business on November  10, 2003. Each right entitles the shareholder to purchase a fractional share of our Preferred Stock for $220.00. However, the rights will become exercisable only if a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of, 15% or more of our Common Stock while the Plan remains in place. Then, unless we redeem the rights for $0.001 per right, each right will become exercisable by all rights holders (except the acquiring person or group) for shares of Actel (or shares of the third party acquirer) having a value equal to twice the right’s then-current exercise price.

•	Stock Option Plans
      We have adopted stock option plans under which officers, employees, and consultants may be granted incentive stock options or nonqualified options to purchase shares of our Common Stock. In connection with our acquisitions of AGL in 1999 and Prosys and GateField in 2000, we assumed the stock option plans of AGL, Prosys, and GateField and the related options are incorporated in the amounts below. At December 31, 2004, 18,682,078 shares of Common Stock were reserved for issuance under these plans, of which 2,786,051 were available for grant. There were no options granted to consultants in 2003 or 2002. Options granted to consultants in 2004 were recorded at fair value of $0.07 million using the Black-Scholes model in accordance with EITF 96-18 and FIN No. 44.
      We also adopted a new Directors’ Stock Option Plan in 2003, under which directors who are not employees of Actel may be granted nonqualified options to purchase shares of our Common Stock. The new Directors’ Stock Option Plan replaced a 1993 plan that expired in 2003. At December 31, 2004, 500,000 shares of Common Stock were reserved for issuance under such plan, of which 425,000 were available for grant.
      We grant stock options under our plans at a price equal to the fair value of our Common Stock on the date of grant. Subject to continued service, options generally vest over a period of four years and expire ten years from the date of grant.

ACTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes our stock option activity and related information for the three years ended December 31, 2004:

	2004		2003		2002

		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Shares	Price	of Shares	Price	of Shares	Price

Outstanding at January 1	8,344,940	$19.55	8,327,898	$19.26	7,508,292	$18.70
Granted	1,413,042	21.87	1,215,180	18.26	1,492,076	19.15
Exercised	(289,722)	12.76	(889,048)	14.28	(514,727)	10.57
Cancelled	(488,851)	23.16	(309,090)	21.79	(157,743)	20.02

Outstanding at December 31	8,979,409	$19.94	8,344,940	$19.55	8,327,898	$19.26

      The following table summarizes information about stock options outstanding at December 31, 2004:

	December 31, 2004

	Options Outstanding			Options Exercisable

		Weighted
		Average
		Remaining	Weighted		Weighted
		Contract	Average		Average
	Number of	Life	Exercise	Number of	Exercise
Range of Exercise Prices	Shares	(In Years)	Price	Shares	Price

$0.07 - 12.82	963,186	2.64	$11.20	906,481	$11.15
12.88 - 14.88	899,179	5.37	13.71	718,222	13.62
15.00 - 16.38	915,959	7.64	15.27	126,432	15.77
16.44 - 19.50	571,579	8.07	17.87	209,665	17.32
19.73 - 19.73	925,607	7.20	19.73	345,843	19.73
19.91 - 21.30	936,548	6.52	20.35	789,190	20.32
21.75 - 21.93	940,385	6.58	21.90	618,390	21.90
22.07 - 24.76	1,407,624	8.15	24.23	355,035	23.37
25.00 - 27.50	1,069,743	5.72	26.80	888,728	27.08
28.07 - 54.45	349,599	6.51	31.58	188,723	32.71

	8,979,409	6.44	$19.94	5,146,709	$19.52

      At December 31, 2003, 4,462,344 outstanding options were exercisable; and at December 31, 2002, 4,028,287 outstanding options were exercisable.
•     Employee Stock Purchase Plan
      We have adopted an Employee Stock Purchase Plan (ESPP), under which eligible employees may designate not more than 15% of their cash compensation to be deducted each pay period for the purchase of Common Stock (up to a maximum of $25,000 worth of Common Stock each year). At December 31, 2004, 3,519,680 shares of Common Stock were authorized for issuance under the ESPP. The ESPP is administered in consecutive, overlapping offering periods of up to 24 months each, with each offering period divided into four consecutive six-month purchase periods beginning August 1 and February 1 of each year. On the last business day of each purchase period, shares of Common Stock are purchased with employees’ payroll deductions accumulated during the prior six months at a price per share equal to 85% of the market price of the Common Stock on the first day of the applicable offering period or the last day of the purchase period, whichever is lower. There were 422,947 shares issued in 2004 under the ESPP, 361,688 shares issued in 2003,

ACTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and 269,346 shares in 2002. 439,612 shares remained available for issuance under the ESPP at December 31, 2004.

7.	Comprehensive Income (Loss)
      The components of comprehensive income (loss), net of tax, are as follows:

	Years Ended December 31,

	2004	2003	2002

	(In thousands)
Net income	$2,394	$6,228	$75
Change in gain on available-for-sale securities, net of tax of ($468) in 2004, ($131) in 2003, and $60 in 2002	(702)	(198)	91
Less reclassification adjustment for gains or losses included in net income, net of tax $1 in 2004, ($196) in 2003, and ($98) in 2002	2	(293)	(147)

Other comprehensive (loss), net of tax of ($467) in 2004, ($327) in 2003, and ($38) in 2002	(700)	(491)	(56)

Total comprehensive income	$1,694	$5,737	$19

      Accumulated other comprehensive income for 2004 and 2003 is presented on the accompanying consolidated balance sheets and consists solely of the accumulated net unrealized gain on available-for-sale securities.

8.	Tax Provision
      The tax provision (benefit) consists of:

	Years Ended December 31,

	2004	2003	2002

	(In thousands)
Federal — current	$(512)	$(8,454)	$(177)
Federal — deferred	958	9,396	(1,052)
State — current	10	10	10
State — deferred	(1,475)	(1,033)	(914)
Foreign — current	365	408	208

	$(654)	$327	$(1,925)

ACTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The tax provision (benefit) reconciles to the amount computed by multiplying income before tax by the U.S. statutory rate as follows:

	December 31,

	2004	2003	2002

	(In thousands)
Provision/(benefit) at federal statutory rate	$609	$2,294	$(648)
Change in valuation allowance	—	(445)	625
Tax exempt interest income	(62)	(122)	(455)
Federal research credits	(534)	(843)	(989)
State taxes, net of federal benefit	(774)	(664)	(588)
Meals and Entertainment	88	70	70
Other	19	37	60

Tax (benefit) provision	$(654)	$327	$(1,925)

      Significant components of our deferred tax assets and liabilities for federal and state income taxes are as follows:

	December 31,

	2004	2003

	(In thousands)
Deferred tax assets:
Depreciation	$448	$1,333
Deferred income on shipments to distributors	8,965	8,569
Intangible assets	2,268	3,444
Inventories	6,373	5,534
Net operating losses	33,030	30,750
Capitalized research and development expenses	3,737	4,823
Research and development tax credit	6,605	5,584
Other, net	2,466	3,276

	63,892	63,313
Valuation allowance	(28,915)	(27,496)

Net deferred tax assets	$34,977	$35,817

Deferred tax liabilities:
Intangible assets	$581	$1,603

      The valuation allowance increased by approximately $1.4 million in 2004 and $3.7 million in 2003. The valuation allowance in 2004 and 2003 includes a $5.5 million tax benefit and a $4.1 million tax benefit respectively, associated with stock option deductions. This amount will be credited to additional paid-in capital when the benefit is realized. Approximately $22.8 million of the valuation allowance at December 31, 2004, will be allocated to reduce goodwill or other non-current intangible assets from the acquisition of GateField when realized.
      At December 31, 2004, we had $63.3 million of gross deferred tax assets in excess of deferred tax liabilities. Based on the factors cited above, including our forecast of future taxable income and limitations under Section 382 of the Internal Revenue Code, we determined at December 31, 2004, that it is more likely than not that $34.4 million of deferred tax assets will be realized. This resulted in a valuation allowance of

ACTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
$28.9 million. In order to fully utilize the $34.4 million of net deferred tax assets, taxable income in the amount of approximately $91 million must be earned in future periods. Factors that may affect our ability to achieve sufficient future taxable income include, but are not limited to, increased competition, a decline in sales or margins, delays in product availability, and technological obsolescence.
      We have a federal operating loss carryforward of approximately $91.0 million. Net operating loss carryforwards net of a valuation allowance will expire at various times beginning in 2011 and ending in 2024. We also have federal research and development credits of approximately $3.1 million, which will expire at various times beginning in 2013 and ending in 2024. In addition, we have California research and development and manufacturer’s investment credits of approximately $5.3 million that will expire beginning in 2006. Pre-tax income from foreign subsidiaries was $0.9 million in 2004 and was immaterial in prior years.

9.	Segment Disclosures
      We operate in a single operating segment: designing, developing, and marketing FPGAs. FPGA sales accounted for 96% of net revenues for 2004, 2003, and 2002. We derive non-FPGA revenues from our Protocol Design Services organization, royalties, and the licensing of software and sale of hardware that is used to design and program our FPGAs. The Protocol Design Services organization, which we acquired from GateField in the third quarter of 1998, accounted for 1% of our net revenues for 2004, 2003 and 2002.
      We market our products in the United States and in foreign countries through our sales personnel, independent sales representatives, and distributors. Our geographic sales were as follows:

	Years Ended December 31,

	2004		2003		2002

	(In thousands, except percentages)
United States	$90,109	55%	$91,652	61%	$83,276	62%
Export:
Europe	45,198	27%	37,521	25%	30,716	23%
Japan	9,787	6%	6,489	4%	8,398	6%
Other international	20,442	12%	14,248	10%	11,978	9%

	$165,536	100%	$149,910	100%	$134,368	100%

      We generate a majority of our revenues from the sale of our products through distributors. As of December 31, 2004, our principal distributor was Unique. The following table sets forth the percentage of revenues derived from each customer that accounted for 10% or more of our net revenues in any of the last three years:

	2004	2003	2002

Pioneer	—	6%	26%
Unique	33%	41%	22%
Lockheed Martin	4%	11%	3%

ACTEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Our property and equipment is located primarily in the United States. Property, plant, and equipment information is based on the physical location of the assets at the end of each of the fiscal years. Net property, plant, and equipment by geographic region was as follows:

	December 31,

	2004	2003

	(In thousands)
United States	$20,323	$17,031
Europe	410	535
Japan	191	187
Other international	1,880	2,182

	$22,804	$19,935

10.	Earnings Per Share
      The following table sets forth the computation of basic and diluted earnings per share:

	Years Ended December 31,

	2004	2003	2002

	(In thousands, except per share
	amounts)
Basic:
Weighted-average common shares outstanding	25,584	24,808	24,302

Net income	$2,394	$6,228	$75

Net income per share	$0.09	$0.25	$0.00

Diluted:
Weighted-average common shares outstanding	25,584	24,808	24,302
Net effect of dilutive stock options, warrants, and convertible preferred stock — based on the treasury stock method	837	1,492	950

Shares used in computing net income per share	26,421	26,300	25,252

Net income	$2,394	$6,228	$75

Net income per share	$0.09	$0.24	$0.00

      For 2004, options outstanding under our stock option plans to purchase approximately 5,783,000 shares of our Common Stock were excluded from the calculation to derive diluted income per share because their inclusion would have had an anti-dilutive effect.
      For 2003, options outstanding under our stock option plans to purchase approximately 1,913,000 shares of our Common Stock were excluded from the calculation to derive diluted income per share because their inclusion would have had an anti-dilutive effect.
      For 2002, options outstanding under our stock option plans to purchase approximately 5,160,000 shares of our Common Stock were excluded from the calculation to derive diluted income per share because their inclusion would have had an anti-dilutive effect.